UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MOTORCAR PARTS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Valued Shareholder:
Fiscal 2025 was a period of continued success for Motorcar Parts of America – reflecting increased sales, record gross profit, solid cash flow generation and further net bank debt reduction. Equally important, results demonstrate the Company’s unique position and ability to capitalize on its leadership within the non-discretionary automotive aftermarket business. Highlights for the fiscal year include:
✔	Net sales increased 5.5 percent to a record $757.4 million;
✔	Gross profit increased 16.1 percent to a record $153.8 million;
✔	Cash generated from operating activities was $45.5 million;
✔	Net bank debt was reduced by $32.6 million to $81.4 million;
✔	Repurchased 542,134 shares for $4.8 million at an average price of $8.91;
✔	Further expansion of our vendor supply financing program to support the company’s strategy for neutralization of working capital;
✔	Continued momentum for our brake-related products, our second largest product category;
✔	Meaningful sales growth within the Mexican market, which supports our strategic focus on funding operations in Mexico with pesos and minimizing non-cash expenses related to foreign exchange;
✔	Continued new business and commitments for our JBT-1 bench-top testers from all the major automotive retailers in North America;
✔	Continued traction for our heavy-duty aftermarket segment, particularly with regard to supplying alternators and starters to channel partner;
✔	Further enhancement of our Environmental, Social and Governance practices on a global basis; and
✔	Subsequent to fiscal year end, the company was added as a member of the broad-market Russell 3000® index.
As the new fiscal year evolves, our team remains focused on continuous improvement – which is particularly important given the current geopolitical challenges related to tariffs. The situation remains fluid. As I noted during our fiscal year-end conference call, we have been focused on executing strategies designed to further enhance our competitive edge long before the current events – including being less dependent on Chinese supply chains, whether components or parts. Chinese suppliers today provide less than 25 percent of our products and components. We remain optimistic about a successful resolution of global economic events related to tariffs, as well as the continued benefit of being USMCA compliant with Mexican and Canadian products being free from tariffs.
Notwithstanding these challenges, which are actively being addressed and mitigated, we remain excited by the opportunities for our non-discretionary product portfolio led by our rotating electrical 50+ year flagship category.

The company’s significant North American manufacturing footprint and favorable industry tailwinds, bode well for the company today and in the future. These tailwinds, based on recent industry report updates, include:
✔	The number of vehicles on the road has climbed to 293.5 million from 289 million a year ago;
✔	Replacement opportunities for the life of vehicles are expected to increase as consumers hold on to their cars longer, supported by higher new car prices and the impact of tariffs;
✔	The average age of U.S. light vehicles has risen to 12.8 years from 12.6 years in 2024.
In closing, we are proud of our accomplishments and look forward to further milestones as the new fiscal year evolves. Most importantly, we appreciate your ongoing support and confidence in our vision.

Sincerely, Selwyn Joffe Chairman, President and Chief Executive Officer

MOTORCAR PARTS OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 4, 2025
To Our Shareholders:
We will hold our annual meeting (the “2025 Annual Meeting”) of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on September 4, 2025, at 10:00 a.m. (PT) at the offices of the Company at 2929 California Street, Torrance, California 90503. As further described in the accompanying proxy statement, at this meeting we will consider and act upon:
(1)	The election of the ten directors named in the accompanying proxy statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;
(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the Fiscal year ending March 31, 2026;
(3)	The approval, on a non-binding advisory basis, of the compensation of our named executive officers (“say on pay”); and
(4)	The transaction of such other business as may come properly before the meeting, or any meetings held upon adjournment or postponement of the meeting.
Our Board of Directors (the “Board”) has fixed the close of business on July 16, 2025, as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment or postponement of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2025, that we filed with the Securities and Exchange Commission (the “SEC”) on June 9, 2025, is enclosed with this notice, but are not part of the proxy soliciting material.
We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Shareholders to be Held on September 4, 2025.
Our proxy statement and our Annual Report on Form 10-K for the year ended March 31, 2025, that we filed with the SEC on June 9, 2025, is available at https://materials.proxyvote.com/620071 and are first being made available on July 29, 2025.
By order of the Board of Directors

Glenn Burlingame, Secretary
Torrance, California
July 29, 2025

YOUR VOTE IS EXTREMELY IMPORTANT
In order to assure your representation at the 2025 Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying proxy statement. If you decide to attend the 2025 Annual Meeting and vote in person, any previous vote by proxy will be revoked automatically and only your vote at the 2025 Annual Meeting will be counted.
YOUR vote is extremely important.
If you have questions or need assistance voting your shares, please contact:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Your vote is extremely important, no matter how many or how few shares you own. Even if you plan to attend the 2025 Annual Meeting in person, please promptly sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions provided on the enclosed proxy card to be sure that your shares are voted at the 2025 Annual Meeting.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503
GENERAL INFORMATION
We are making this proxy statement available, on or about July 29, 2025, in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our annual meeting of shareholders (the “2025 Annual Meeting”), which we will hold at 10:00 a.m. (PT) on September 4, 2025, at the offices of the Company at 2929 California Street, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The record date for the meeting is the close of business on July 16, 2025. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment or postponement of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 212-7910.
The date of this proxy statement is July 29, 2025.
A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, or online at www.proxyvote.com, to ensure that your shares will be voted at the meeting. If you are a shareholder of record, you may revoke your proxies at any time prior to the voting at the meeting by submitting a later dated proxy, giving timely written notice of revocation to our secretary at the address of our executive office listed above or attending the meeting and voting in person. If you are a holder in street name, you may revoke your proxy by following the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.
Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:
•	for our Board of Directors’ slate of nominees;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2026;
•	for the approval on a non-binding advisory basis of the compensation of our named executive officers; and
•	as recommended by our Board of Directors with regard to all other matters, in its discretion.
Our only voting securities are the outstanding shares of our common stock. At the record date, we had 19,352,135 shares of common stock outstanding and approximately eight shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.
For each share of common stock, you hold on the record date, you are entitled to one vote on each of the matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present but will not be counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter and will have no effect on the outcome of any of the proposals.

Pursuant to our Amended and Restated Bylaws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. In contested elections where the number of nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.
We also have adopted a director election and resignation policy (the “Director Election Policy”). The Director Election Policy requires an incumbent director, in order to be nominated by our Board of Directors for re-election as a director, to tender an irrevocable resignation effective upon (1) the failure to receive the required number of votes for re-election and (2) the acceptance of the director’s resignation by our Board of Directors. The Nominating and Corporate Governance Committee of our Board of Directors will assess the appropriateness of such nominee continuing to serve as a director and will recommend to our Board of Directors the action to be taken with respect to such tendered resignation. The Director Election Policy requires that we promptly disclose the decision of our Board of Directors with respect to the tendered resignation in a filing with the Securities and Exchange Commission (the “SEC”) of a current report on Form 8-K.
The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 2 (ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2026). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve, on a non-binding advisory basis, Proposal No. 3 (advisory vote on the compensation of our named executive officers). An abstention from voting on these matters will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against these matters, it will have no effect on the outcome of the vote. Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.
We will pay for the cost of preparing, assembling, printing, and mailing this proxy statement and the accompanying form of proxy to our shareholders, if requested, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors, and employees for these activities. We have engaged MacKenzie Partners, Inc. as our proxy solicitor to solicit proxies for us, at an anticipated cost of approximately $25,000. In addition to the use of mail, solicitation may be made by our proxy solicitor or our employees personally or by telephone, facsimile, or electronic transmission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We are asking our shareholders to elect ten members to serve on our Board of Directors (the “Board”) for a one-year term of office or until their respective successors are elected and qualified. Our Board of Directors has nominated the ten individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.
Election of each of the director nominees requires the affirmative vote of the majority of total votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). Votes cast include votes against but exclude abstentions and broker non-votes with respect to a nominee’s election, and abstentions and broker non-votes will have no effect on the election of any director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an Annual Meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast at the Annual Meeting at which a quorum is present. The election of directors at our Annual Meeting this year is not contested.
Each of our nominees, Selwyn Joffe, Joseph Ferguson, Dr. David Bryan, Philip Gay, F. Jack Liebau Jr., Jeffrey Mirvis, Anil Shrivastava, Douglas Trussler, Patricia (Tribby) W. Warfield and Barbara Whittaker is currently serving as a director, and were elected at our last annual meeting of shareholders. Our directors will hold office until the next annual meeting of shareholders, or until their successors are elected and qualified.
The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.
Pursuant to the Convertible Note Transaction that closed on March 31, 2023 (the “Note Transaction), and at the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Douglas Trussler to the Board to serve until the Company’s 2023 Annual Meeting of Shareholders, at which he was elected to continue to serve by the Company’s shareholders. The Nominating and Corporate Governance Committee and the Board have determined that, due to the Company’s ongoing obligations related to the Note Transaction, Mr. Trussler is not independent.
The Board of Directors recommends that shareholders vote FOR each of the nominees named below.

Information Concerning our Board of Directors and our Nominees to our Board of Directors
The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:
Selwyn Joffe, 67, has been our Chairman of the Board of Directors, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and Chief Executive Officer of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and Chief Executive Officer of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, Inc., a roll-up of amusement parks and served as its President and Chief Operating Officer until August 2000. Prior to the founding of Palace Entertainment, Inc., Mr. Joffe was the President and Chief Executive Officer of Wolfgang Puck Food Company from 1989 to 1996. Mr. Joffe serves on the board of directors of the California, Arizona and Nevada Automotive Wholesaler’s Association (CAWA), an industry trade association. Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a Certified Public Accountant. As our most senior executive, Mr. Joffe provides the Board of Directors with insight into our business operations, management and strategic opportunities. His history with our Company and industry experience has led the Board of Directors to conclude that he should serve as a director and Chairman of our Company.
Dr. David Bryan, 73, joined our Board of Directors on June 9, 2016. Dr. Bryan is a member of our Nominating and Corporate Governance Committee. Dr. Bryan currently directs The Center for The Common Good, a joint venture of The Herb Alpert Foundation and New Roads School, to incubate creative innovation in business, education and community partnerships. In addition, Dr. Bryan consults privately with several Los Angeles-based not-for-profit and for-profit businesses on matters of board and workplace organization, employee training and online education, and generational workplace dynamics. Dr. Bryan is also an active content creator and co-producer for his podcast, Curiosity Invited. Previously, Dr. Bryan lectured in the Economics Department of University of California at Santa Cruz from 2014 to 2020. Dr. Bryan was Co-founder and Founding Head of New Roads School from 1995 to 2013. Dr. Bryan is currently the Chair of the 501(c)(3) and 501(c)(4) boards at Los Angeles-based Brave New Films and previously was a member of the board of The Ojai Foundation. Dr. Bryan received a B.A. from the State University of New York at Stony Brook, an M.S. from the University of California at Los Angeles and a J.D. and Ph.D. from the State University of New York at Buffalo. Dr. Bryan’s extensive experience in the education industry and a variety of businesses, as well as his extensive experience with information security and communication, have led the Board of Directors to conclude that he should serve as a director of our Company.
Joseph Ferguson, 58, joined our Board of Directors on June 9, 2016. Mr. Ferguson is our Lead Independent Director, and a member of our Audit Committee. Mr. Ferguson is a Co-Founder and Managing Partner at Vicente Capital Partners, a Los Angeles-based investment firm providing capital to privately-held growth companies across North America. Over the past 29 years, Mr. Ferguson‘s private equity firm has made 65 investments. He has served on numerous boards and has served as Board Chairman and on compensation and audit committees. Prior to co-founding Vicente in 2009, Mr. Ferguson was a partner at Kline Hawkes & Company, which he joined at the firm’s inception in 1995. Mr. Ferguson began his career as an investment banker for Merrill Lynch & Co where he was a member of the Energy and Natural Resources Group and the General Corporate Finance Group. From 1989 to 1994, he worked on over 30 public and private transactions for numerous emerging growth and middle market companies. Mr. Ferguson currently serves on the board of directors of SMT, Intellectual Technology, Inc., Global LT and 180 Health Services, LLC, each of which is privately- held. He also serves on the board of directors of Oaktree Strategic Credit Fund and Oaktree Gardens OLP, each a public closed end fund. Mr. Ferguson is a member of the Board of Trustees for The Wildwood School, the Toigo Board of Directors and a member of the Board of Advisors at UCLA Anderson School of Management. Mr. Ferguson received a B.B.A. in Finance from Southern Methodist University and an M.B.A. from the UCLA Anderson School of Management. Mr. Ferguson’s business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as our Lead Independent Director of our Company.
Philip Gay, 67, joined our Board of Directors on November 30, 2004. He chairs our Audit Committee. Mr. Gay currently serves as a partner at Paperchase, since October 2022, a global business accounting and advisory service firm that assists mid-cap sized companies with financing, mergers and acquisitions and strategic financing. Mr. Gay sold his firm Triple Enterprises to Paperchase in September 2022, which he had run from October 2010 until then (operating in same key areas). From April 2018 through January 2020, Mr. Gay served as co-CEO of Giggles N Hugs, Inc., a publicly-traded company. From March 2015 to May 2015, Mr. Gay served as a director and chief executive officer at Diego Pellicer Worldwide Inc., a publicly-traded company. From July 2006 until June 2010, Mr. Gay served as President, Chief Executive Officer and a Director of Grill Concepts, Inc. a company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay, a retired Certified Public Accountant, was an audit manager at Laventhol and Horwath. He is a graduate of the London School of Economics with a B.Sc. in economics. Mr. Gay’s leadership experience, general business and public company knowledge, experience in mergers and acquisitions, literacy and expertise, accounting skills and competency and overall financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.
F. Jack Liebau, Jr. 61, joined our Board of Directors on September 5, 2024. He is a member of our Audit and Nominating and Corporate Governance Committees. Mr. Liebau has been a director since 2015 and Chairman of NYSE-listed Myers Industries since 2016, a director since 2023 and Chairman of Nasdaq-listed STRATTEC Security Corp. since 2024. He currently serves on the compensation, audit and nominating and governance committees of Myers Industries and STRATTEC Security Corp. He was a managing director of Beach Investment Counsel (2020-2024). Mr. Liebau previously was a director of publicly-listed Media General, Herley Industries, and Pep Boys. He is also a Director, since its formation in 2020, of the BNY Mellon ETF Trust. Mr. Liebau has been a partner and equity portfolio manager at Primecap Management (1986-2003) where he co-managed two Vanguard Funds, at Liebau Asset Management (2003-2011), and at Davis Funds (2011-2013). He was President and CEO of Roundwood Asset Management (2013-2015). He is currently CFO and Director of the Edwin Gregson Foundation. He graduated from Phillips Academy, Andover. He received a B.A. in economics with honors from Stanford University. He completed an executive education course at the University of Oxford, Said Business School in 2015. Mr. Liebau’s extensive financial, strategic, compliance, enterprise risk management, ESG, IT, cybersecurity and executive experience, working with companies in a variety of industries, along with his public board and governance experience give him pertinent insights to communicate with various constituencies and have led the Board of Directors to conclude that he should serve as a director of our Company.
Jeffrey Mirvis, 61, joined our Board of Directors on February 3, 2009. Mr. Mirvis is a member of our Compensation and Human Resources committee (the “Compensation Committee”). He is the chair of the Compensation Committee. Mr. Mirvis is currently the Chief Executive Officer of MGT Industries, Inc. (“MGT”), a privately-held apparel company based in Los Angeles. As Chief Executive Officer of MGT, Mr. Mirvis successfully moved all production and sourcing to Asia. During his 24 year tenure as chief executive, Mr. Mirvis has gained valuable knowledge of manufacturing in Asia. Prior to joining MGT in 1990, Mr. Mirvis served as a commercial loan officer at Union Bank of California following his completion of the Union Bank of California’s Commercial Lending Program. He earned a Bachelor of Arts degree in economics from the University of California at Santa Barbara. He served as a board member of Wildwood School in Los Angeles, for nine years. Mr. Mirvis’ international business experience, operational and production expertise, leadership experience and organizational management have led the Board of Directors to conclude he should serve as a director of our Company.
Anil Shrivastava, 56, joined our Board of Directors on September 5, 2024. He is a member of our Compensation and our Audit Committees. Mr. Shrivastava was the Founder of 325 Capital in 2020 and is currently its Managing Partner. He has spent 16 years investing in companies and has served on the board of five private companies including three as Chairman. Prior to 325 Capital, he was a Partner at Sagard Capital from 2012 – 2018 where he focused on blueprint development, management relationships, and team development. He was also a Managing Director in the Healthcare group at Vestar Capital, a private equity firm, from 2007 - 2023. He spent 15 years at Bain & Company where he was a partner in the Private Equity and Healthcare Practices and supported clients in Boston, Sydney, London, and New York offices. He is currently a Trustee at the New York Hall of Science. Mr. Shrivastava graduated with honors in Economics from Harvard College and earned an M.B.A at Harvard Business School. Mr. Shrivastava’s extensive financial experience, and detailed understanding of microcap and small cap companies and their investors have led the Board of Directors to conclude that he should serve as a director of our Company.
Douglas Trussler, 54, joined our Board on March 31, 2023. Mr. Trussler was the co-founder of Bison Capital in 2001 and serves as their General Partner of Funds. Mr. Trussler has been responsible for the management of six institutional private equity funds totaling more than $1.0 billion in capital commitments from some of the largest institutional investors in the US. Previously, from 1993 to 2000, Mr. Trussler was at Windward Capital Partners LP and at Credit Suisse First Boston. Mr. Trussler is currently a member of the Board of Directors of Sentinel Offender Services, LLC, Silicon Recycling Services, LLC, FinFit, LLC, TwinMed, LLC, Ocean Media, LLC, Lapmaster Holdings, LLC, Total Scholastic Solutions and Motive Energy, all private companies. In the past ten years, Mr. Trussler was formerly a member of the Board of Directors of General Finance Corporation, KeyTech Limited, Ease Entertainment Services, LLC, MVConnect Holdings, LLC, Clinical Research Laboratories, LLC, Performance Team Freight Systems, Inc., Big Rock Sports, LLC, and Global Benefits Group, Inc. In total, Mr. Trussler has served on more than 30 public and private company boards in businesses located around the world. Mr. Trussler earned an Honors in Business Administration (HBA) degree from the Ivey Business School at the University of Western Ontario. Other than set forth in the Certain Relationships and Related Transactions section below, there are no transactions between Mr. Trussler and the Company that would be reportable under Item 404(a) of Regulation S-K. Mr. Trussler’s extensive financial experience, worldwide and strategic understanding of the aftermarket auto parts space have led the Board of Directors to conclude that he should serve as a director of our Company.
Patricia (Tribby) W. Warfield, 65, joined our Board in January 2022. She is a member of our Compensation Committee. Ms. Warfield most recently served as the chairman and CEO of APC Automotive Technologies, from 2019 to 2020, overseeing a restructuring and a strategic refocusing of the business on braking and exhaust-related products.1 From 2017 - 2019, she served as SVP, business development and strategy for Nitta Corporation, a Japanese global provider of power transmission and conveyor belting products for Europe, Middle East & Africa. Previously, from 2014 - 2017, Ms. Warfield held dual positions at Kaman Corporation, as SVP and general manager for Kaman Fluid Power and Kaman Automation. Her career includes 25 years, from 1988 – 2013, with the Gates Corporation
[1]
During Ms. Warfield’s tenure, APC instituted bankruptcy proceedings in the US Bankruptcy Court for the District of Delaware under Chapter 11 of the US Bankruptcy Code on June 4, 2020. APC confirmed its Chapter 11 reorganization on July 10, 2020, effective July 24, 2020.

(NYSE: GTES) including 11 consecutive years in Europe in key executive management and operational positions. Ms. Warfield currently serves on the board of Badger Infrastructure Solutions Ltd. (BDGI-TSX), a publicly-traded Canadian company, where she is a member of the Audit and HR & Compensation Committees. She is also a board advisor to five private equity sponsored diversified manufacturing and distribution portfolio companies. She is an advisory board member of the University of Colorado Denver Business School, and formerly served as an adjunct professor and guest lecturer at the Daniels College of Business at the University of Denver. She is a member of the Institute of Corporate Directors, as well as The Committee of 200, comprised of the world’s most successful women entrepreneurs and corporate innovators. Ms. Warfield graduated cum laude with a bachelor’s degree in Business Administration from National University, San Diego. Ms. Warfield’s automotive and manufacturing experience, strategic understanding of our core customer, and strong understanding of markets outside the United States have led the Board of Directors to conclude that she should serve as a director of Company.
Barbara L. Whittaker, 74, joined our Board of Directors on February 21, 2017. Ms. Whittaker chairs our Nominating and Governance Committee. Ms. Whittaker is a business strategist and procurement and supply chain expert with extensive experience in the automotive industry, at original equipment manufacturers, suppliers, and the aftermarket. In 2010 Ms. Whittaker founded BW Limited LLC, which focuses on providing companies business and procurement strategies that lead to improvements in operating performance. She led a majority supplier joint venture team in 2011 that created and launched Detroit Manufacturing systems, a direct supplier to the automotive industry, supplying interior components. She held a position there as Vice President and Corporate Secretary until 2018. Her more recent work with companies has been in business strategy development, joint venture creation and diversity development in the business and non-profit sectors. Her career started with General Motors Corporation and Delphi Automotive where she held leadership positions of increasing responsibility over many years both in the United States and in Europe. Prior to her retirement from General Motors, Ms. Whittaker’s position was Executive Director of Global Purchasing. Ms. Whittaker holds a Bachelor of Industrial Administration degree from General Motors Institute (now Kettering University), M.B.A. degree from Wayne State University, and has also completed the Advanced Management Program at INSEAD in France, and the Executive Development program at University of Michigan. In addition to this formal education, she holds Six Sigma Green Belt certification and has completed the Kellogg, Women’s Director Development Program. She currently serves on the board of directors of Hall Capital Partners and the Oakland County Art Authority (both private companies) and has also held board positions at ChanelNet, Care House of Oakland County, Detroit Manufacturing Systems and Piston Group in the past, each of which is privately-held. Ms. Whittaker’s automotive experience, supply chain expertise, global leadership experience and strategy development skills have led the Board of Directors to conclude that she should serve as a director of the Company.

Snapshot of Director Nominees
The following tables provide summary information about our director nominees. Additional information about our director nominees can be found above in their biographies.

Name	Age	Director Since	Principal Occupation	Independent	Committee Member	Other Public Company Boards	Relevant Experience
Selwyn Joffe	67	Director 1994, Chairman of the Board 1999	President and Chief Executive Officer of Motorcar Parts of America, Inc.	No			22 years as CEO of the Company
David Bryan	73	June 9, 2016	Directs Center of the Common Good, Co-Founder, Former Head of New Roads School	Yes	• Nominating and Corporate Governance		Training, Communications, Cybersecurity
Joseph Ferguson	58	June 9, 2016	Managing Partner of Vicente Capital Partners	Yes	• Audit	2	Private Equity, Financial
Philip Gay	67	November 30, 2004	Managing Director of Triple Enterprises	Yes	• Audit (C)		Public Co. CEO (2x), Public Co. Financial & Risk Expertise
F. Jack Liebau, Jr.	61	September 5, 2024	Independent Board Chairman of Myers Industries & Strattec Security Corp, Trustee of BNY Mellon ETF Trust	Yes	• Audit and Compensation	2	Public Company Board experience within similar industries, Governance and Compliance
Jeffrey Mirvis	61	February 3, 2009	Chief Executive Officer of MGT Industries, Inc.	Yes	• Compensation (C) • Nominating and Corporate Governance		Supply Chain, Finance, and Compensation
Anil Shrivastava	56	September 5, 2024	Founder and Managing Partner of 325 Capital	Yes	• Audit and Compensation		Private Equity, Financial, Investor
Douglas Trussler	54	March 31, 2023	Co-founder of Bison Capital and General Partner of their Funds	No			Private Equity, Financial, Investor & Public Company
Barbara L. Whittaker	74	February 21, 2017	Founder of BW Limited LLC	Yes	• Nominating and Corporate Governance (C)		Automotive Public Co. Executive, DEI
Patricia (Tribby) W. Warfield	65	January 26, 2022	Recently served as Chairwoman and CEO of APC Automotive Technologies	Yes	• Compensation	1	Aftermarket Executive, Private Equity

(C) Committee Chair

Gender Diversity	Average Age	Racial/Ethnic Diversity	Average Tenure	Independence
20%	63.5 Years	40%	10.2 Years	80%

In response to a questionnaire sent to the non-employee directors by the Company, each non-employee director rated him or herself based on the following scale: None = No Skill/Experience; Some = Some Skill/Experience; and Significant = Significant Skill/Experience.

Skills & Experience Matrix
Skill/Experience Type	Director Name
	Bryan	Ferguson	Gay	Liebau	Mirvis	Shrivastava	Trussler	Warfield	Whittaker
Public Company Experience Experience with public company reporting obligations, investor interaction, and governance requirements.	Some	Significant	Significant	Significant	Some	Significant	Significant	Some	Some
International Business Experience Broad exposure to companies or organizations that have an international presence, including developing and managing business in international markets.	None	Some	Some	Some	Some	Some	Significant	Significant	Significant

Corporate Governance Experience
Experience in setting board agenda; familiarity with corporate charter documents and corporate compliance and ethics policies; knowledge and understanding of governance planning, implementation and review process; experience in encouraging management accountability and protecting stockholder interests.
	Significant	Significant	Significant	Significant	None	Some	Significant	Significant	Significant
Capital Allocation/ Corporate Financing Experience Experience in making capital allocation decisions; experience in financing or capital markets transactions.	None	Significant	Significant	Significant	Some	Significant	Significant	Significant	Some

Skills & Experience Matrix
Skill/Experience Type	Director Name
	Bryan	Ferguson	Gay	Liebau	Mirvis	Shrivastava	Trussler	Warfield	Whittaker
Financial Literacy/ Expertise Experience in accounting or financial reporting, including understanding of internal controls; experience in overseeing financial reporting and controls.	Some	Significant	Significant	Significant	Some	Significant	Significant	Some	Some

Information Services and Technology Experience
Knowledge of IT solutions for key corporate functions; experience in overseeing the implementation of such IT solutions and using such solutions to improve business performance; particular experience with social media and online platforms.
	Some	Some	Some	Some	None	Some	Significant	Some	Significant

Legal/Regulatory/ Public Policy Experience
Familiarity with governmental regulations applicable to the Company’s industry; experience in legal and regulatory compliance; experience in lobbying, advocacy and government relations.
	None	Some	Some	Some	None	Some	Some	Some	Some

Skills & Experience Matrix
Skill/Experience Type	Director Name
	Bryan	Ferguson	Gay	Liebau	Mirvis	Shrivastava	Trussler	Warfield	Whittaker

Marketing/Sales/ Business Development Experience
Experience in enhancing sales in existing markets and developing new markets for growth; experience in marketing communication, brand strategy development, and advertising; knowledge and understanding of business development, strategic planning, implementation, and review processes.
	Some	Some	Some	None	Some	Significant	Some	Significant	Some

Strategic Planning Experience
Experience in leading corporate strategy discussions at the board level; experience with developing and implementing strategies for growth and optimization, including mergers and acquisitions, joint ventures, and divestitures; experience with setting strategic agenda.
	Significant	Significant	Significant	Some	Some	Significant	Significant	Significant	Significant

Human Resource, Executive Compensation, and Talent Management Experience
Broad experience in executive development, performance and compensation; experience with HR strategies and efforts to attract, motivate, and retain candidates for key positions; experience in talent development, including developing diversity, equity, and inclusion in workforce.
	Significant	Significant	Some	Some	Some	Some	Some	Significant	Significant

Skills & Experience Matrix
Skill/Experience Type	Director Name
	Bryan	Ferguson	Gay	Liebau	Mirvis	Shrivastava	Trussler	Warfield	Whittaker
Senior Leadership Experience Experience as chief executive officer, president, chairman, or in a similar leadership position at a large company or other large organization.	Significant	Significant	Some	Significant	Some	None	Significant	Significant	None

Cybersecurity/ Data Privacy
Experience in overseeing and managing cybersecurity and data privacy risks; history of leadership roles in cyber risk management; degrees, certifications, or other background in cybersecurity.
	Some	Some	Some	None	None	Some	Some	None	None

ESG and Climate Risks
Experience in overseeing and managing ESG practices and initiatives; skills and knowledge in climate-related strategic planning, risk mitigation, and management; ability to provide oversight and advice relating to climate-related risks.
	Significant	Some	None	None	None	None	None	Some	Some

Industry Experience
Experience with the Company’s industry; perspective and knowledge of industry-related information, including insights on the industry’s challenges and opportunities and experience to operate withing and through economic cycles.
	Some	Some	Some	Some	None	Some	Significant	Significant	Significant

Skills & Experience Matrix
Skill/Experience Type	Director Name
	Bryan	Ferguson	Gay	Liebau	Mirvis	Shrivastava	Trussler	Warfield	Whittaker
Shareholder Advocacy Experience in shareholder engagement; ability to identify and understand shareholder expectations and facilitate changes based on shareholder communications.	Some	Significant	Some	Significant	None	Significant	Some	Some	Some

Corporate Governance Overview
Our corporate governance policies and practices reflect our values and allow our Board to effectively oversee the Company in the interest of creating long-term value. The key elements of our program and their benefits to our shareholders are described below.

OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR SHAREHOLDERS
SHAREHOLDER RIGHTS
Annual Election of Directors	Our directors are elected annually, allowing our shareholders to hold them accountable for the discharge of their duties.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common shareholders control our Company, with equal voting rights. All common shareholders are entitled to vote for each proposal.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our shareholders.
Mandatory Director Resignation Policy	Incumbent directors must tender their resignation effective upon the failure to receive the required number of votes and the acceptance by our Board.
Ability to Amend Bylaws	Our shareholders have the ability to amend our bylaws by a majority vote.
No Exclusive Forum or Fee Shifting Bylaws
Our bylaws do not require that certain shareholder disputes be brought in a particular forum nor are shareholders required to pay our legal fees if they do not substantially prevail in any litigation brought against our Company.

No Poison Pill	We do not have a shareholder rights plan (commonly referred to as a “poison pill”).
BOARD STRUCTURE
Governance Guidelines	Our Code of Business Conduct and Ethics provide shareholders with information regarding the policies applicable to our Board and officers.
Majority Independent	Eight of our ten director nominees, or 80%, are independent, ensuring that our Board oversees our Company without undue influence from management.
Lead Independent Director	Our Lead Independent Director is selected by our independent directors to preside at executive sessions of independent directors.
Director Ownership Guidelines	Under our ownership guidelines, directors are required to own stock worth 3x their annual cash retainer within approximately 5 years of joining the Board.
Committee Governance
Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board. Information is available on our website.

Overboarding	None of our directors serve on more than three public company boards.
Board Refreshment Process	Our Board or our Nominating and Governance Committee annually evaluates our directors and Board composition focused on the alignment of director skills and corporate strategy.
Performance Evaluations
Our Board’s Nominating and Corporate Governance Committee oversees performance evaluations and director succession planning of our Board and its Committees and leadership to ensure that they continue to serve the best interests of shareholders.

Access to Management and Experts
Our Board and Committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our Company and experts to help them fulfill their oversight responsibilities on behalf of our shareholders.

Succession Planning
Our Board’s Compensation Committee and/or the full Board reviews executive successors to identify and develop our future leaders and ensure business continuity if any of these key employees were to leave our Company.

Our Core Values
The mission of MPA is to be The Global Leader for Parts and Solutions that Move Our World Today and Tomorrow — driven by an EPICQ set of core values embraced by our employees and directors:
E – Excellence
P – Passion / Productivity
I – Integrity / Innovation
C – Community
Q – Quality
Environmental, Social Responsibility and Corporate Governance
The Company is a dedicated, responsible corporate citizen and an environmental leader, with policies focused to better manage resources, improve operating efficiencies, and promote conservation.
Highlights of MPA’s ESG Commitments:
•	Leveraging the Company’s leadership and more than 50-year history in remanufacturing to further improve the Company’s global environmental footprint. Examples include:
○	Efficient remanufacturing facilities in Tijuana, Mexico which recycles almost all materials from copper to water
○	A state-of-the art distribution center at the Company’s Tijuana, Mexico facility utilizing high-tech, energy efficient forklift machinery and a centralized recharging operation.
○
Opportunities to consolidate product shipments to customers — reducing fuel consumption with related air quality improvements. In Fiscal 2025, we were able to reduce 153 long haul truck trips, by utilizing the capacity of each trailer, and another 1560 loads by utilizing intermodal transportation which is more efficient, safer and secure.

•
Board diversity. Our Board is ethnically diverse and comprised of eight independent directors, one African, two African Americans, one Asian and two women. See chart detailing director nominees in Proposal No.1.

•	We continue to focus on increasing employee diversity, the percentage of females in our workforce is 37% in FY25 on a global basis.
•	Promoting a respectful workplace environment has contributed to an employee retention rate of more than 90% in Fiscal 2025
•	Honoring traditions and customs of the communities where we have a presence.
•
Instituting health and wellness programs including, medical staff stationed at our manufacturing facility, free and reduced food programs, trainings, union benefits, athletic facilities and employee sport league sponsorship. In Fiscal 2025, the Company provided 584,607 free or reduced cost meals and 70,755 free rides to and from work at a cost of $5.9 million dollars. Such programs improve the lives of our workers, increase productivity and loyalty while reducing pollution from individual vehicles and food waste and packaging. Our free rides program saves 700,000 miles driven annually.

•	SMART (specific, measurable, attainable, realistic, and time-bound) performance metrics tied to incentive/bonus policies.
•	Strong culture of quality and innovation.
Our Climate Change Commitment
As a remanufacturer of auto parts, the Company has always been committed to environmental responsibility and stewardship of the land. The Company recently finalized its collection of Scope 1 and Scope 2 emissions (though they have not yet been audited by a third party). The Company’s Scope 1 and Scope 2 emissions in 2022, were 15,758.93 tCO2e2. In 2023, the Company’s Scope 1 and Scope 2 emissions, reduced by 10.5% to 14,104.69 tCO2e2. In last year’s proxy we reported that our emissions in CY 2023 were 13,868.18 tCO2e2, a 1.5% change which was discovered during an internal audit. In 2024, the Company’s Scope 1 and 2 emissions, reduced by 0.7% to 14,004.74 tCO2e2. Our emission intensity per million dollars of revenue is 18.58 tCO2e2 which is a quarter of the emission intensity of our peer group, and a reduction of 4% over last year’s emissions. MPA is very proud of our environmental footprint and the Company is dedicated to continual improvement. We plan to post an ESG report on our website by the end of the year further highlighting our commitment and results.
Our Environmental Commitment in Practice
Since its establishment in 1968, environmental and sustainable processes have been a hallmark of the Company.
With the potential to reduce material and energy consumption by up to 95 percent, industry sources believe that remanufacturing is the most efficient and sustainable process for producing aftermarket replacement parts, making MPA’s business practices green by nature, supported by the processes noted below. The Company recently completed an energy audit of our Mexican Facilities and will implement the recommendations over the next few years to improve our already low environmental footprint further.
Highlights of the Company’s eco-friendly remanufacturing processes and its industry leadership, include:
•	Sorting the broken-down units returned by customers utilizing an innovative and efficient core-sorting process.
•	Reconditioning and re-utilizing durable components after passing rigorous testing processes.
•
Saving approximately 73,407 tons of raw materials in Fiscal 2025, an increase of 8.4% over Fiscal 2023, due to a reduction in the required materials in the remanufacturing production process, compared with new product processes.

•	Recycling of approximately 3,000 tons of water per year.
•	Recycling of approximately 13.1 million pounds of cardboard and 33.7 million pounds of metal and other raw materials in Fiscal 2025. Our scrap program also brought in revenues of nearly $13.1 million.
How Remanufacturing Can Address Climate Change
The remanufacturing process preserves the energy required in forging and forming durable components, an advantage to recycling alone; and it allows for recycling of metal scrap, such as copper, aluminum, and steel. Equally important, by reclaiming and reconditioning components, the remanufacturing process also conserves the energy and materials that would be required to create new parts. Manufacturing one new starter for instance requires more than ten times the amount of energy and nine times the number of materials compared with producing remanufactured parts. Manufacturing a new alternator requires approximately seven times the amount of energy and eight times the amount of raw material necessary to produce a remanufactured part. One recent study found that a remanufactured brake caliper saves 95% of the raw materials by weight of new manufacturing and can be completed at least twice with the same core, leading to additional life cycle savings. As highlighted above, the Company reduced raw material usage in manufacturing by nearly 96,984 tons in Fiscal 2025 through its remanufacturing and recycling process. The energy savings translates into lower carbon dioxide output and overall lower consumption. In fact, industry sources estimate, remanufactured products conserve roughly the equivalent of 400 trillion BTUs of energy per year. The remanufacturing process and recycling employed by MPA takes real steps to mitigate the effects of climate change, by drastically reducing the greenhouse gas emissions that are normally generated by producing new parts.
Committed to Social Responsibility in Action
Motorcar Parts of America is firmly committed to social responsibility. Safety, respect and inclusion have always been fundamental to the Company and is part of our core values. Medical professionals are onsite or within close proximity to the Company’s operations, to ensure the health of our staff. In addition, socially responsible initiatives include subsidized food programs for certain employees and donations to community organizations, sponsorship of sport teams and weekend family events.
Human Rights Policy
As part of our Supplier Code of Conduct, suppliers are required to acknowledge compliance with MPA’s polices, and state, federal and international law, as applicable. MPA expects its suppliers to comply with all applicable laws, rules, and regulations, including, without limitation, the specific laws, rules, and regulations referenced below, and to refrain from any illegal conduct, including, without limitation, conduct that is illegal under the U.S. Foreign Corrupt Practices Act and applicable foreign anti-bribery laws. The Company expects its domestic and international suppliers to abide by the U.S. Department of Treasury, Office of Foreign Assets Control (OFAC) – Sanctions Programs.
Health and Safety
MPA’s operations in Torrance, California follows all local, state, and federal laws, rules, regulations and ordinances. Accordingly, management conducts ongoing audits, evaluations and reports for each of our subsidiaries. Our wholly owned Mexican subsidiaries’ health and safety policies meet and/or exceed applicable local and federal regulations and laws. They are also shared with, reviewed annually and supported by union, Sindicato Mexico Moderno. Our wholly owned Canadian subsidiaries’ health and safety policies are reviewed and approved annually by management teams, as per the ESA and the Ontario Occupational Health & Safety Act. Monthly and quarterly meetings and inspections are conducted with the Company's safety committees. Management reviews all health and safety issues monthly and creates a report. Our operations in Malaysia follow similar procedures and comply with local laws and regulations including health and safety requirements.
Governance Policies and Guidelines
We have adopted Corporate Governance Guidelines (the “Guidelines”) to establish a governance framework that complies with applicable laws and regulations and to assist the Board in the exercise of its responsibilities. The Guidelines reflect the principles by which the Company operates and the Board’s commitment to monitoring the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Board may modify or make exceptions to the Guidelines from time to time in its discretion and consistent with its duties to the Company and its shareholders. The Guidelines have been posted on the Company’s website in the Corporate Governance webpage.
We have adopted a Code of Business Conduct and Ethics that provides policies for various matters relating to the conduct of our business, including the following key matters:
•	compliance with governmental laws, rules and regulations, confidentiality, and
•	conflicts of interest and corporate opportunities.
We have adopted an Insider Trading Compliance Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers, and employees, and have implemented processes for the Company that we believe are designed to promote compliance with insider trading laws, rules, and regulations and any applicable listing standards. The Insider Trading Compliance Policy provides policies for various matters relating to the trading of our stock, including the following key matters:
•	when trading in Company stock is allowed, and if so, if pre-clearance is required,
•	10b5-1 trading plans and short swing profit rule,
•	Encouraging in short sales and certain hedging or monetization transactions with respect to the Company’s securities is prohibited, and
•	Pledging our securities as collateral for a loan or as collateral in a margin account is prohibited.
A copy of our Insider Trading Compliance Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended March 31, 2025.
We have adopted a charter for the Nominating and Corporate Governance Committee Charter that provides an overview of the responsibilities and policies used by the Nominating and Corporate Governance Committee, including the following key matters:
•
director qualifications, including a statement that the Company seeks directors with a diverse set of expertise and experience, that the Company values integrity and the ability to work with other members of the Board and senior management, and also that the Company will take into account the diversity of a candidate’s perspectives, background and other demographics and characteristics.

The Code of Business Conduct and Ethics is filed with the SEC and a copy is posted on our website at www.motorcarparts.com. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request addressed to the Corporate Secretary at Motorcar Parts of America, Inc., 2929 California Street, Torrance, CA 90503. Our Board has adopted a number of other policies and guidelines that are intended to ensure good governance and the alignment of interests between the directors and management, on the one hand, and shareholders on the other. Among the written policies are:
Related Person Transaction Policy. This policy makes certain material transactions between a company and related persons subject to approval or ratification in order to avoid conflicts of interest or the perception thereof. The policy includes the following terms:
•	“Related Person” includes directors, executive officers, beneficial owners of more than 5% of the
•	Company’s securities, immediate family members of the foregoing, and other related entities.
•	$120,000 materiality threshold for applicability of the policy.
•	The policy requires annual Audit Committee status reports on related person transactions.
•
Various types of transactions are automatically pre-approved under the policy, including regular executive compensation reported on the Company’s proxy statement pursuant to Item 402 of Regulation S-K and ordinary-course transactions where a related person owns 10% or less of the equity interest in another party to the related party transaction.

Clawback Policy. We have adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by SEC rules and Nasdaq listing standards implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of compensation, such as cash awards). The policy includes the following terms:
•	The policy is triggered when there is a restatement to the Company’s financial statements to correct material noncompliance with any financial reporting requirement under securities laws.
•	The policy applies to compensation based wholly or in part upon certain financial reporting measures and received after October 2, 2023.
Stock Ownership Guidelines. These guidelines serve to align the interests of directors and officers with those of our shareholders by requiring them to acquire and hold an amount of stock with an aggregate market value equal to a specified multiple of their base salary or cash retainer (as applicable). The guidelines allow: 1) unvested restricted stock vesting purely on a time basis, and 2) shares held in trust to be counted toward the stock owned under the guidelines. Vested but unexercised stock options do not count toward stock ownership. Once a director and/or officer meets the stock ownership guidelines they will not fall out of compliance based solely on a stock price decline.
The guidelines include the following terms:
•	The Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 3 times his or her base salary.
•
Each named executive officer other than the Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 2 times his or her base salary.

•	Each non-employee director is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 3 times his or her annual cash retainer.
•
As of March 31, 2025, Mr. Joffe held shares of Company common stock in excess of 3 times his base salary. As of March 31, 2022, Mr. Lee held shares of Company stock in excess of 2 times his base salary; however, due to the payment of shares to cover taxes, upon the grant of Restricted Stock Units (“RSUs”) and Performance Restricted Stock Units (“PSUs”), Mr. Lee no longer held stock in excess of 2 times his base salary as of March 31, 2025, even though Mr. Lee has not sold any shares owned other than to cover taxes, as discussed above. As of March 31, 2025, Mr. Schooner, Mr. Shah and Ms. Stone each held shares of Company common stock less than 2 times their respective salaries, though none have sold shares other than to cover taxes and exercise price. As of March 31, 2025, all our non-employee directors, except for our newer directors Mr. Liebau, and Ms. Warfield, held shares of Company common stock worth 3 times his or her annual cash retainer. Ms. Stone had until September 11, 2024, Ms. Warfield has until January 26, 2027, Mr. Liebau has until September 5, 2029 and Mr. Shah has until July 26, 2029 to comply with the stock ownership guidelines.
Certain Relationships and Related Transactions
As discussed above, we have a written policy applicable to any transaction, arrangement or relationship between us and a related party. Our practice with regards to related party transactions has been for our Audit Committee to review, approve and/or ratify such transactions as they arise in accordance with the policy.
Bison Transaction - Issuance and Sale of 10.0% Convertible Notes due 2029
On March 31, 2023, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with Bison Capital Partners VI, L.P. and Bison Capital Partners VI-A, L.P. (collectively, “Bison”), relating to the issuance and sale by the Company to Bison of $32,000,000 in aggregate principal amount of the Company’s 10% Convertible Notes due 2029 (the “Notes”). The Notes bear interest at a rate of 10.0% per annum, and compounded annually, payable (i) in kind or (ii) in cash, annually in arrears on April 1 of each year, commencing on April 1, 2024 (collectively described as “Bison Transaction”).
On March 31, 2023 in connection with the Bison Transaction and at the recommendation of the Nominating and Corporate Governance Committee of the Board and in connection with the bylaws of the Company, the Board appointed Douglas Trussler to the Board, effective immediately, to serve until the Company’s 2023 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Mr. Trussler was then elected to serve as a director by the Company’s shareholders at its 2024 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee and the Board has determined that Mr. Trussler is not independent, as he is the current General Partner of their Funds and a co-founder of Bison Capital.
Mr. Trussler’s initially agreed to receive compensation consistent with the Company’s previously disclosed standard compensation practices for non-employee directors, described below. However, after further consideration, he determined to accept the cash board fees and reimbursement of certain professional fees paid by Bison in connection with his service as a director, but waived the annual grant of RSUs and other equity awards made to non-employee directors.
For a full description of the transaction, please see the Form 8-K filed on March 31, 2023 and related exhibits.
Mr. Shrivastava controls 325 Capital. The Board reviewed Mr. Shrivastava’s independence in light of the increase in 325 Capital’s ownership to more than 10% of our outstanding common stock in Fiscal 2025 and found that he was independent within the meaning of applicable SEC rules and Nasdaq listing standards.
Director Independence, Board of Directors and Committees of the Board of Directors
Board Independence. Each of Dr. David Bryan, Joseph Ferguson, Philip Gay, F. Jack Liebau, Jr., Jeffrey Mirvis, Anil Shrivastava, Patricia (Tribby) W. Warfield and Barbara J. Whittaker are independent within the meaning of the applicable SEC rules and the Nasdaq listing standards, and all of our committee members are independent within the meaning of the applicable SEC rules and Nasdaq listing standards.
The Nominating and Corporate Governance Committee found that Douglas Trussler is not independent within the meaning of the applicable SEC rules and the Nasdaq listing standards.
Board Leadership Structure. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of our Company to make that determination based on the position and direction of our Company and the membership of the Board of Directors. The roles of Chairman of the Board and Chief Executive Officer are currently held by the same person, Selwyn Joffe. The Board of Directors believes that Mr. Joffe’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its shareholders. Mr. Joffe possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and its business and is in the best position to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters. We believe that our Company has been well served by this model because the combined role of Chairman of the Board and Chief Executive Officer has ensured that our directors and senior management act with a common purpose and in the best interest of our Company. This model enhances our ability to communicate clearly and consistently with our shareholders, employees, customers and suppliers.

Lead Independent Director. Our Board has appointed Joseph Ferguson as our Lead Independent Director to preside at executive sessions of independent directors. Mr. Ferguson was appointed as the Lead Independent Director by a majority vote of our independent directors, upon review and consideration of the Nominating and Corporate Governance Committee. The Lead Independent Director’s duties will include, but are not limited to: (1) presiding at all executive sessions of the independent directors and Board meetings at which the Chairman is not present; (2) serving as liaison between the Chairman and the independent directors; (3) coordinating with the Chairman on the Board meeting agendas and schedules and the subject matter of the information to be sent to the Board; (4) the authority to call meetings of the independent directors; (5) ensuring he is available for consultation and direct communication if requested by major shareholders; and (6) performing such other duties as the Board deems appropriate. Mr. Ferguson sits on the Audit Committee and is also invited to attend Compensation Committee meetings and discussions related to the setting of goals and metrics to ensure the goals properly align with the Company’s strategic initiatives, are in line with the budget and robust in nature and promote shareholder value.
Board’s Role in Risk Oversight. Our Board of Directors as a whole has responsibility for risk oversight with certain categories of risk being reviewed by particular committees of the Board of Directors, which report to the full Board of Directors as needed. The Audit Committee reviews the financial risks, including internal control, audit, information and cyber security, financial reporting and disclosure matters including related person transactions, by discussing these risks with management and our internal and external auditors. The Compensation Committee reviews risks relating to our executive compensation plans and arrangements, human capital management, succession planning, corporate culture and diversity, equity, and inclusion. The Nominating and Corporate Governance Committee reviews risks related to our governance structure and processes, and our overall response to environmental, social and governance (ESG) issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about our overall risk profile and is charged with strategic planning oversight and risk mitigation. We believe this structure is appropriate for the Company as it assigns specific areas of risk and its mitigation to the committee best suited to understand and proactively manage such risk as part of its overall oversight of the Company, while having the full Board charged with oversight of the Company’s overall risk profile and mitigation.
Attendance of Board and Committees. Our Board of Directors met seven times during Fiscal 2025. Each of our then directors attended 75% or more of the total number of meetings of the Board of Directors and committees thereof during Fiscal 2025. Our last annual meeting of shareholders was held on September 5, 2024. All of our then directors attended our last annual meeting of shareholders. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.
Executive Sessions of Independent Directors. Commencing in November 2024, the Board adopted a policy of having independent Board members meet without management present following regularly scheduled Board meetings and at any other time deemed appropriate by the Board which formalized the Board’s prior practice with respect to executive sessions
Board Committee Charters. Our Board has adopted written charters for each of its standing committees and each of those written charters is available on our website at www.motorcarparts.com.
Audit Committee. The current members of our Audit Committee are Philip Gay, Joseph Ferguson, Anil Shrivastava and F. Jack Liebau, Jr., with Mr. Gay serving as chair. The Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules and Nasdaq listing standards. Our Board of Directors has also determined that Mr. Gay, Mr. Ferguson, Mr. Shrivastava and Mr. Liebau are financial experts within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, received and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls, oversees information security risks, and makes recommendations to the Board of Directors concerning the appointment of our auditors. The Audit Committee met four (4) times in Fiscal 2025.
Human Resources and Compensation Committee. The current members of our Compensation Committee are Anil Shrivastava, Patricia (Tribby) W. Warfield and Jeffrey Mirvis, with Mr. Mirvis serving as chair. The Compensation Committee is responsible for developing our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer and other senior officers and making determinations concerning the salary, bonuses and equity-based awards to be awarded to these officers, as well as human capital management, management succession planning and administering our clawback policy. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see below “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee met five (5) times in Fiscal 2025.
Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Dr. David Bryan, F. Jack Liebau, Jr., and Barbara Whittaker, with Ms. Whittaker serving as chair. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules. Our Nominating and Corporate Governance Committee is responsible for maintaining strong corporate governance within the Board and the Company as a whole, as well as identifying, vetting and ultimately nominating candidates to our Board of Directors, Board succession planning, as well as oversight of our response to ESG issues. Our Nominating and Corporate Governance Committee met four (4) times during Fiscal 2025.
In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Corporate Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Our Company does not maintain a separate policy regarding the diversity of its Board members. However, the Nominating and Corporate Governance Committee considers individuals with diverse and varied professional and other experiences for membership. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Corporate Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Corporate Governance Committee will retain full discretion in considering its nomination recommendations to our Board of Directors.
Our Board of Directors consists of directors with a varied range of tenures. Our Board of Directors does not believe it should limit the number of years for which an individual may serve as a director. Long-serving directors provide important institutional knowledge and experience, while newer directors bring fresh perspectives. Our Nominating and Governance Committee believes that as an alternative to term limits, it can ensure that the Board of Directors continues to evolve and adopt new viewpoints through periodic board refreshments. The Nominating and Governance Committee strives to maintain a Board of Directors with the knowledge and skills necessary to effectively oversee the strategic objectives of a global company.
Information about Our Executive Officers
Our executive officers (other than executive officer who is also a member of our Board of Directors), their ages and present positions with our Company, are as follows:

Name	Age	Position with the Company
David Lee	54	Chief Financial Officer
Doug Schooner	56	Chief Manufacturing Officer, SVP
Kamlesh Shah	62	Chief Accounting Officer
Juliet Stone	52	SVP, Government Affairs and Special Projects (formerly VP, Secretary and General Counsel)

Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers other than executive officer who is also a member of our Board of Directors.
David Lee has been our Chief Financial Officer since February 2008. Prior to this, Mr. Lee served as our Vice President of Finance and Strategic Planning since January 2006, focusing primarily on financial management and strategic planning. Mr. Lee joined us in February 2005 as a Director of Finance and Strategic Planning. His primary responsibilities as Chief Financial Officer are treasury, budgeting and financial management. From August 2002 until he joined us in 2005, he served as corporate controller of Palace Entertainment, Inc., an amusement and water park organization. Prior to this, Mr. Lee held various corporate controller and finance positions for several domestic companies and served in the audit department of Deloitte LLP (formerly known as Deloitte & Touche LLP). Mr. Lee is a Certified Public Accountant. Mr. Lee earned his Bachelor of Arts degree in economics from the University of California, San Diego, and a Master’s in Business Administration degree from the UCLA Anderson School of Management.
Douglas Schooner has been our Chief Manufacturing Officer since June 2014 and an SVP since 2018. Mr. Schooner joined us in 1993 and became the Vice President, Global Manufacturing Operations in January 2001 until his promotion in June 2014. Mr. Schooner has held the positions of Engineer, Production Manager, Assistant Vice President, Production and Vice President, Manufacturing prior to assuming his current position with Company. As Chief Manufacturing Officer, Mr. Schooner is responsible for all manufacturing, materials and logistic operations for our facilities. Mr. Schooner has a Bachelor of Science degree in Mechanical Engineering from the California State University, Long Beach.
Kamlesh Shah has been our Chief Accounting Officer since November 2019. Prior to this, Mr. Shah served as our Vice President, Corporate Controller since 2016, and has been with the Company since 2007, having joined as an Assistant Controller. Before joining us in 2007, he served as an Assistant Controller for Leiner Health Products Inc., a private label manufacturer of vitamins and pharmaceutical products. Prior to joining Leiner in 2000, Mr. Shah held various accounting positions at both domestic and international companies. Mr. Shah is a Certified Public Accountant. In addition, he holds a degree in Finance and Accounting from the University of Bombay, along with a diploma in Financial Management and Computer Management.
Juliet Stone served as our Vice President, General Counsel and Corporate Secretary from September 2019 through June 10, 2025. On June 10, 2025, she was appointed Senior Vice President, Government Affairs and Special Projects. She acted as Senior Corporate Counsel at Stamps.com from February 2017 to August 2019, as General Counsel at Hanmi Financial Corporation from November 2013 to January 2017 and in various legal roles including General Counsel at BBCN Bancorp, Inc. FNA Nara Bancorp. Inc from 2006 to 2013. Prior to joining Nara Bancorp, Ms. Stone held various legal positions at law firms and professional services companies. Ms. Stone is admitted to practice law in California and is a graduate of The University of Southern California Law Center and a recipient of a Bachelor of Arts in Economics-Business from University of California at Los Angeles.
There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. To our knowledge, other than as disclosed in this proxy statement, none of our directors or executive officers are subject to any petition under federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which she was a general partner at or within two years before the time of such filing, or any corporation or business association of which she was an executive officer at or within two years before the time of such filing.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We submit all applicable Section 16(a) filing requirements on behalf of our executive officers and directors. To our knowledge, based solely on the reports filed by us, copies of such reports furnished to us and written representations made by our executive officers and directors regarding their filing obligations, all Section 16(a) filing requirements applicable to our executive officers and directors were satisfied with respect to the fiscal year ended March 31, 2025, but reports related to the following transactions were subsequently filed: a report for one transaction for Patricia (Tribby) W. Warfield which was filed late on November 26, 2024; a report for two transactions for Mr. Shah was filed late on June 24, 2024; and a report for one transaction for Mr. Gay was filed late on June 21, 2024.

Compensation Discussion and Analysis
A strong commitment to enhancing shareholder value has been a guiding force throughout the Company’s history. Consistent with the overall objective to enhance shareholder value, management strives to achieve key target metrics derived from our strategic plans overseen by the Board. These metrics are developed by the Compensation Committee with input from management and oversight by the Board. During Fiscal 2025, it was determined that priority be given to generating positive cash flow from operating activities, with emphasis on net income2 and net sales, as reflected in the performance measures selected for our annual cash incentive plan (“Annual Cash Incentive Plan”) for Fiscal 2025.
Executive Compensation Summary.
Our named executive officers for Fiscal 2025 were:

Name	Title
Selwyn Joffe	Chairman, President and Chief Executive Officer
David Lee	Chief Financial Officer
Doug Schooner	Chief Manufacturing Officer
Kamlesh Shah	Chief Accounting Officer
Juliet Stone	Senior Vice President, Government Affairs and Special Projects (formerly Vice President, General Counsel and Secretary)

Our executive compensation program starts with our strategic planning process which we call “OGSM.” OGSM has a singular objective each year – to build shareholder value.
OGSM stands for Objective, Goals, Strategies, and Measures. As mentioned above, the Objective is singular and has always been to build shareholder value; the Goals are the items to be accomplished that will result in building shareholder value; the Strategies are all the executables that must take place to accomplish the Goals and Measures which lead to the budget are used to track the progress and serve as a benchmark for executive compensation and bonuses. The Board meets annually to discuss, develop and refine the Company’s management proposed strategic plan, and subsequently the executive management team meets to develop the specific OGSM process keyed off the Board approved strategic planning initiatives. Once the executive OGSM is completed by management a detailed business plan and budget is developed and presented to the Board for approval.
Our approach to executive compensation is also guided by our human capital management philosophy which is driven by our core values: EPICQ—E for excellence in everything we do and say; P for passion and productivity witnessed by our feedback from our customers and our factories, we believe, being among the world’s most productive re-manufacturing factories; I for innovation and integrity as seen in our superior product quality and our rating as one of the most trustworthy companies in the United States; C for community as evidenced by extremely low personnel turnover and significant contributions to our society through environmental and social program; and Q for quality.
The CEO’s goals each year are set by the Board and Compensation Committee to align with the strategic planning initiatives set at OGSM each year. In turn each named executive officer is assigned goals meant to cascade off the CEO/Company goals. As such, OGSM serves as the backbone of the budget which provides the Compensation Committee with the ability to measure executive accomplishments.
The retention of experienced, highly capable and dedicated executives is crucial to the long-term success of our Company. To achieve the goal of recruiting, retaining and motivating our executives, our Compensation Committee has developed an overall executive compensation program that rewards these employees for their contributions to our Company.
The primary objectives of our practices with respect to executive compensation are to:
•	Provide appropriate incentives to our executive officers to implement our strategic business objectives and achieve the desired Company performance;
•	Reward our executive officers for their contribution to our success in building long-term shareholder value; and
•	Provide compensation that will attract and retain superior talent and reward performance.
[2]	Before items impacting results. See Appendix A for detail of items impacting results as disclosed in the Company’s 8-K filing on June 9, 2025.

In determining the performance goals for our Annual Cash Incentive Plan and long-term equity plan, we take into account our expectations regarding market conditions, the global economy and trends in our industry.
Actions Taken
Our Compensation Committee and Board took the following actions in Fiscal 2025 to improve the alignment of our compensation practices with shareholder return and better align executive compensation with Company performance (“pay for performance”):
•	Set our Annual Cash Incentive Plan performance goals for our named executive officers to 100% company-based performance goals to promote and reinforce our One MPA mandate;
•	Incorporated feedback from shareholders and the investment community regarding key drivers to enhance shareholder value; and
•	All equity granted in Fiscal 2025 was long-term, and with respect to performance-based awards, included rigorous and challenging targets for vesting.
Compensation Components and Key Elements.
With our compensation objectives in mind, as further described below, our executive officer compensation program consists of five primary elements:
Base Salary. Base salary is the “fixed” component of our executive compensation intended to meet the objective of attracting and retaining executive officers of superior talent that are necessary to manage and lead our Company.
Annual Cash Incentive Plan. We use a cash-based incentive plan to motivate the achievement of key short-term pre-determined financial corporate and individual performance goals meant to enhance shareholder value.
Long-term, Equity-Based Incentive Plan. Equity awards are a part of our overall executive compensation program to align the interests of our executives with those of shareholders while rewarding individual performance and ensuring we offer competitive compensation levels.
Deferred Compensation Benefits. We offer participation in a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their cash compensation to the plan. In Fiscal 2025, we made matching contributions of 100% of each participant’s elective contributions to the plan up to 3% of the participant’s cash compensation. For more detail, see “Non-Qualified Deferred Compensation Plan” below.
Employee Benefits. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. The Company does not provide pension benefits, other than matching contributions under the Company’s 401(k) retirement plan. For more details, see footnote 5 to the Summary Compensation Table.

Moreover, we believe that the executive compensation program should serve the interests of shareholders. Accordingly, we have adopted various policies and practices that we believe are in shareholders’ interests, including:

What We Do	What We Don’t Do
Align pay with performance	No “single-trigger” equity acceleration in connection with a change in control
Formulaic cash-based incentive program, with 100% in FY25 of total cash-based annual incentive award opportunity for our named executive officers tied to objective financial performance goals	Do not provide above-market interest rates on deferred compensation
Maintain significant stock ownership requirements: 3x base salary (CEO) and 2x base salary (other named executive officers)	Do not re-price or exchange stock options without shareholder approval
Maintain a clawback policy (see “Governance Policies and Guidelines—Clawback Policy” above)	Do not allow hedging or pledging of our equity securities
Annual say-on-pay vote
Seek and respond to input from our shareholders regarding executive compensation
Compensation Committee receives advice from an independent compensation consultant

Say on Pay Vote.
At the Annual Meeting held on September 5, 2024, 90% of the votes cast by our shareholders approved the non-binding advisory vote related to executive compensation. We believe that this result is attributable to our regular engagement with our shareholders to ensure we understand any thoughts or concerns with our executive compensation program, with the goal of continually enhancing our shareholder communications.
Engagement with Shareholders
We openly encourage direct dialogue between management and shareholders, and aim to make contact with our shareholder base at least on a quarterly basis. We host an open conference call to discuss earnings and have a “no restriction” question and answer session for our participants. In addition we actively engage with our shareholders in person, by phone, and through written correspondence. During Fiscal 2025, we met via conference call / video and in person with most of our largest shareholders and many other shareholders. We consider the shareholders’ feedback offered during those meetings and continue to improve our corporate governance, communication and executive compensation practices. We regularly attend investment conferences (in-person and virtual) where we engage with shareholders and potential shareholders and host in-person and virtual meetings with shareholders and potential shareholders. We engage in Q&A sessions after each earnings release conference call.
Consistent with feedback from shareholders we have received in the past two fiscal years, we heard that shareholders want incentive compensation directly tied to financial results, especially Cash from Operating Activities, and stock price.
Determination of Compensation Decisions.
The Compensation Committee is responsible for establishing, developing and maintaining our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefits plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to all executive officers and directors. For the Compensation Committee to perform its function, the following process for determining executive compensation decisions has been followed.
Engagement of Compensation Committee Consultant.
The Compensation Committee considered analysis and advice provided by Willis Towers Watson (“WTW”) in prior fiscal years when making compensation decisions for our named executive officers with regard to Fiscal 2025 compensation.

Peer Group.
For Fiscal 2025, the Compensation Committee used the following peer group: Dorman Products Inc., Fox Factor Holding Corp., Modine Manufacturing Co., Myers Industries, Inc.,The Shyft Group Inc., Standard Motor Products Inc., Stoneridge Inc., Strattec Security Corp., Gentherm, Inc., Superior Industries International Inc. and Voxx International Corporation (the “Fiscal 2025 Peer Group”).
Given the limitations of our Fiscal 2025 Peer Group in assessing compensation for our named executive officers, we also take into account compensation data regarding executives of other companies with similar revenue to obtain a more fulsome view of the market (together with the Fiscal 2025 Peer Group, the “Market”).
For Fiscal 2026, the Compensation Committee engaged WTW to, among other things, develop an updated peer group. WTW proposed and the Compensation Committee adopted a new peer group consisting of the Fiscal 2025 Peer Group plus the following companies: Titan International, Inc., Columbus McKinnon Corporation, Holley, Inc., Europac Tool Group Corp., Douglas Dynamics, Inc., L.B. Foster Company and NN, Inc.
WTW does not perform any other consulting work or any other services for our Company, other than valuation work related to Monte Carlo simulations for the Fiscal 2022, Fiscal 2023, Fiscal 2024 and Fiscal 2025, relative TSR metrics in the PSUs and Pay for Performance and CAP calculations for Fiscal 2023, Fiscal 2024 and Fiscal 2025. WTW reports directly to the Compensation Committee, and takes direction from the Chair of the Compensation Committee. The Compensation Committee has assessed the independence of WTW pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed or currently exists that would prevent WTW from serving as an independent consultant to the Compensation Committee.
The Compensation Committee believes that executive compensation, in aggregate, was within a competitive range at the 50% percentile plus or minus 10% of the Market for base salary, target total cash and target total direct both inclusive and exclusive of the CEO with variation by individual. When managing executive compensation towards our compensation philosophy, we focus on competitiveness in the aggregate with the understanding and expectation of individual variation relative to the Market.
Determining Executive Compensation.
Base Salaries. Our general policy is to initially set the base salaries of our named executive officers at levels that are competitive with our peers, and we generally only increase salaries in the case of promotions or significant increases to an officer’s duties and responsibilities. In Mr. Joffe’s case, his employment agreement provides for review of his base salary from time to time. Any increases to base salaries for the CEO are reviewed by the Compensation Committee on a case-by-case basis. The following table sets forth the Fiscal 2024 and Fiscal 2025 base salaries for each named executive officer:

Named Executive Officer	Fiscal 2024 Base Salary	Fiscal 2025 Base Salary	Base Salary Increase
Selwyn Joffe	$828,256	$828,256	$—
David Lee	$361,746	$379,833	$18,087
Doug Schooner	$424,570	$445,798	$21,228
Kamlesh Shah	$300,446	$315,468	$15,022
Juliet Stone	$344,500	$361,725	$17,225

The increases in base salaries shown in the table above were based on merit increases or increases in the respective officer’s duties and responsibilities or a combination of merit increases and increases in duties and responsibilities.
Annual Cash Incentive Program. Prior to Fiscal 2024, we administered an annual cash incentive compensation program (“Annual Cash Incentive Program”) that aimed to reward our named executive officers for the achievement of key company and individual performance goals. However, starting in Fiscal 2024 and continuing in Fiscal 2025, the Compensation Committee determined that the named executive officers should be wholly focused as “One Team” on achieving the company performance goals and removed the individual performance goals from our Annual Cash Incentive Program.
For Fiscal 2025, the company performance goals were Net Income after Adjustments, Net Sales and Cash from Operating Activities. As discussed in more detail below, these goals were chosen because our shareholders have indicated to us they are most essential to their analytics.

The performance goals are established by the Compensation Committee following its review of the budget approved by the Board of Directors. The Compensation Committee then creates company performance goals, considering its analysis of the current state of the overall economy, our industry’s outlook and the Company budget, to strengthen the Company’s financials and ultimately create shareholder value. The Board and Compensation Committee strive to set meaningful goals that give our named executive officers the opportunity to positively affect the Company and increase the stock price.
The target for each company performance goal equates to the target set forth in the Company budget and the threshold and maximum are a percentage below and above said target.
If the Company’s actual performance was lower or higher than the target amount established for the relevant metric the bonus earned with respect to that goal was interpolated between either the threshold and the target amounts (50% and 100%) or the target amount and the maximum amount (100% and 150%) for each goal, multiplied by the percentage weighting for that goal.
Fiscal 2025 Annual Cash Incentive Plan Company Performance Goals
For Fiscal 2025, the company performance goals, weightings and thresholds, targets and maximums were as follows:

	% of Company Performance Goal Target Bonus	Threshold (50%)	Target (100%)	Maximum (150%)
Net Income after Adjustments	25% weight	$14,611,500	$17,190,000	$19,768,500
Net Sales	25% weight	$743,563,000	$761,022,000	$778,480,000
Cash from Operating Activities	50% weight	$20,391,200	$25,489,000	$30,586,800

“Adjustments” means the adjustments described in the applicable Company’s earnings release attached as an exhibit to the Company’s Reports on Form 8-K filed with the SEC, reporting the Company’s results of operations and financial condition for the applicable fiscal year. The Adjustments for Fiscal 2025 are set forth on Exhibit A attached to this proxy statement.
For Fiscal 2024, the company performance goals were: (i) EBITDA after Adjustments, (ii) Gross Profit after Adjustments and (iii) Cash from Operating Activities. For Fiscal 2025, the Net Income after Adjustments and Net Sales company performance goals were adopted because Net Income and Net Sales are measures of growth and profitability and Cash from Operating Activities is a key measure of our operational performance, which our shareholders have indicated to us are most essential to their analytics. The increase in the Company’s stock price from a price of $4.75 per share on June 11, 2024 (the date of the earnings release for Fiscal 2024) to $9.72 per share on June 9, 2025 (the date of the earnings release for Fiscal 2025) suggests that the company performance goals for Fiscal 2025 were effective drivers of the Company’s stock price performance.
The target for Cash from Operations of $25,489,000 for Fiscal 2025 was higher than the target for Cash from Operations of $19,536,000 for Fiscal 2024, but lower than the actual Cash from Operations of $39,172,000 for Fiscal 2024, which reflects the fact that Fiscal 2024 began with historically high levels of uncollected accounts receivable which when collected during the remainder of Fiscal 2024 contributed to the high level of actual Cash from Operating Activities in Fiscal 2024. The Company did not expect to have comparable high levels of uncollected accounts receivables in Fiscal 2025 so the Compensation Committee set the target for Cash from Operations ($25,489,000) at a level lower than the actual Cash from Operating Activities for Fiscal 2024.
The Company’s actual performance with respect to the company performance goals for Fiscal 2025 is shown in the chart below:

	% of Company Performance Goal Target Bonus	Actual	% of Target Reached	Bonus
Net Income after Adjustments	25% weight	$16,556,000	87.7%	21.9%
Net Sales	25% weight	$757,354,000	89.5%	22.4%
Cash from Operating Activities	50% weight	$45,477,000	150%	75.0%

For Fiscal 2025, the named executive officers received credit for 119.3% of the company performance goals (versus 75% for Fiscal 2024).

The following table sets forth each named executive officer’s aggregate annual cash incentive opportunity and actual annual cash incentive payment in Fiscal 2025.

Named Executive Officer	Target Incentive Payment	Total Actual Incentive Payment
Selwyn Joffe	$993,907	$1,185,731
David Lee	$208,908	$249,228
Doug Schooner	$156,029	$186,143
Kamlesh Shah	$126,187	$150,541
Juliet Stone	$144,690	$172,615

Equity-Based Incentive Program. The goal of our long-term equity-based incentive is to provide awards that align the interests of our named executive officers with the interests of our shareholders. Because vesting is generally based on continued service, in addition to performance-based metrics in most cases, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the mix of equity and size of awards to be granted to our named executive officers, we consider the value of equity awards issued by peer group companies, the total value of the compensation opportunity afforded to each named executive officer, and the individual’s position, scope of responsibility, and ability to affect profits and shareholder value. In line with shareholder recommendations, in Fiscal 2022, WTW recommended including in the total equity awards granted to our named executive officers a multi-year performance-based equity award. Since Fiscal 2022, we have continued to follow this recommendation.
Fiscal 2025 Equity Grants
In Fiscal 2025, the Company granted to all of our named executive officers a 50/50 mix of restricted stock units vesting one-third on each anniversary of the grant date and long-term PSUs, vesting solely based on relative total shareholder return (“TSR”). The PSU awards granted in Fiscal 2025 vest over a three-year performance period beginning on the date of grant and ending on the third anniversary of the date of grant. TSR represents the cumulative return over the performance period (reflecting share price appreciation and dividends reinvested on the ex-dividend date) using as the starting price the closing stock price on the first day of the performance period and as the ending price the 30 trading-day average closing price ending on and including the last day of the performance period. Relative TSR is the company’s TSR relative to a peer group consisting of the Russell 3000, excluding companies classified as financials and real estate and including certain bankrupt companies and companies that cease conducting substantial business operations as ranked at the bottom of the peer group.
For Fiscal 2025, the company performance goals, weightings and thresholds, targets and maximums were as follows:

	% of Company Performance Goal Target Bonus	Threshold (50%)	Target (100%)	Maximum (150%)
Relative TSR	100%	30th percentile	55th percentile	80th percentile

The following table sets forth the target number of shares and grant date fair value of the equity awards granted to the named executive officers in Fiscal 2025.

Named Executive Officer	Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units	Long-term Performance - based Restricted Stock Units	Grant Date Fair Value of Long-term Performance - based Restricted Stock Units
Selwyn Joffe	74,659	$508,428	74,659	$652,669
David Lee	27,881	$189,869	27,881	$243,736
Doug Schooner	10,843	$73,841	10,842	$94,781
Kamlesh Shah	13,940	$94,931	13,941	$121,872
Juliet Stone	18,588	$126,584	18,587	$162,488

For a description of the accelerated vesting applicable to our named executive officers’ stock awards, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control Table” below.

Vesting of PSUs Granted on June 20, 2022
The company performance goals for the vesting of the PSUs granted on June 20, 2022 consisted of: (i) EBITDA after Adjustments; (ii) Net Sales after Adjustments; and (iii) Relative TSR with the following company performance goals for each of threshold, target and maximum levels of performance.

	Threshold (50%)	Target (100%)	Maximum (150%)
EBITDA after Adjustments (40%)	$105,211,000	$109,934,000	$115,086,000
Net Sales after Adjustments (30%)	$759,652,000	$793,682,000	$826,526,000
Relative TSR (30%)	30th percentile	55th percentile	80th percentile

EBITDA after Adjustments for Fiscal 2025 was below the threshold resulting in no payout based on this company performance goal.
Net Sales after Adjustments for Fiscal 2025 was $768,000,000 equating to 62.3% of the target.
Relative TSR for the Performance Period (as defined below) was at the 35th percentile equating to 60% of the target. Given the weightings of these company performance measures, the named executive officers received credit for 36.7% of the company performance goals.
The following table sets forth the number of PSUs that vested for each named executive officer:

Named Executive Officer	Target Number of Long- term Performance-based Restricted Stock Units	Number of Vested Long- term Performance-based Restricted Stock Units
Selwyn Joffe	38,061	13,964
David Lee	12,476	4,578
Doug Schooner	4,737	1,738
Kamlesh Shah	5,213	1,912
Juliet Stone	7,737	2,839

Deferred Compensation Benefits
We offer participation in a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their cash compensation to the plan. In Fiscal 2025, we made matching contributions of 100% of each participant’s elective contributions to the plan up to 3% of the participant’s cash compensation. For more detail, see “Non-Qualified Deferred Compensation Plan” below.
Employee Benefits
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. The Company does not provide pension benefits, other than matching contributions under the Company’s 401(k) retirement plan. For more detail, see footnote 5 to the Summary Compensation Table below.
Policy Prohibiting Hedging and Pledging of Our Stock
Our executives and directors are prohibited from engaging in short sales and certain hedging or monetization transactions with respect to the Company’s securities. In addition, directors, officers, and other employees may not pledge our securities as collateral for a loan or hold Company securities in a margin account. For additional information, see our Insider Trading Compliance Policy filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended March 31, 2024.
Clawback Policy
In accordance with the requirements of the Nasdaq listing standards and applicable law, we maintain an executive officer clawback policy that empowers the Company to recover certain incentive compensation erroneously awarded to a current or former Section 16 officer of the Company, as defined in Rule 16a-1(f) under the Exchange Act in the event of an accounting restatement. For additional information, see “Governance Policies and Guidelines—Clawback Policy.”

Accounting Considerations
ASC Topic 718, Compensation-Stock Compensation, or ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under our equity incentive award plans are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Committee Report
The Compensation Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporate by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Compensation Committee by reference therein.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
By Members of the Compensation Committee
Jeffrey Mirvis, Chair
Anil Shrivastava
Patricia (Tribby) W. Warfield
Compensation Risk Analysis
The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for our executives and management. Our Compensation Committee reviews the relationship between our risk management policies and practices, corporate strategy, and compensation practices. Our Compensation Committee has determined that these plans and practices, as applied to all our employees, including our executive officers, does not encourage excessive risk taking at any level of our Company. The Compensation Committee does not believe that risks arising from its compensation plans, policies or practices are reasonably likely to have a material adverse effect on our Company. Risk related to compensation is also reviewed as part of the Company’s overall compliance process overseen by the Audit Committee of the Company.

Summary Compensation Table
The following table sets forth information concerning Fiscal 2025, 2024, and 2023 compensation of our named executive officers.

Name & Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Options Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
Selwyn Joffe Chairman of the Board, President and CEO	2025	$828,256	$100	$1,161,097	$—	$1,185,731	$56,837	$3,232,021
	2024	828,256	100	588,269	313,875	745,430	50,132	2,526,062
	2023	828,256	100	1,909,131	—	—	93,264	2,830,752
David Lee Chief Financial Officer	2025	$379,138	$100	$433,605	$—	$249,228	$51,601	$1,113,672
	2024	361,746	100	219,687	78,375	149,220	41,323	850,451
	2023	361,746	100	338,649	—	—	83,874	784,369
Doug Schooner Chief Manufacturing Officer, SVP, Operations Under-the-Car Product Lines	2025	$444,982	$100	$168,622	$—	$186,143	$55,613	$855,460
	2024	424,570	100	85,433	—	111,450	41,613	663,166
	2023	423,628	100	128,594	—	—	85,513	637,835
Kamlesh Shah Chief Accounting Officer	2025	$314,892	$100	$216,803	$—	$150,541	$49,574	$731,910
	2024	300,446	100	109,842	17,625	90,134	29,089	547,236
Juliet Stone Senior Vice President, Government Affairs and Special Projects and Former Vice President, Secretary and General Counsel	2025	$361,063	$100	$289,072	$—	$172,615	$53,096	$875,946
	2024	344,500	100	146,457	—	103,350	41,243	635,650
	2023	344,500	100	210,026	—	—	90,390	645,016

(1)
Salaries reflect actual amounts earned and paid with respect to services in Fiscal 2025. Mr. Joffe’s salary includes $24,000 to pay for disability insurance, as discussed in his CEO Employment Agreement.

(2)	Amounts in the “Bonus” column include a $100 bonus paid to each of the Company’s employees during December of each year, including the named executive officers, as a holiday gift to buy groceries.
(3)
Amounts for 2025 reflect the grant date fair value of time-based RSUs and PSUs awarded in Fiscal 2025 to each named executive officer, each calculated in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The grant date values relating to time-vested RSUs are $508,428, $189,869, $73,841, $94,931, and $126,584 for Mr. Joffe, Mr. Lee, Mr. Schooner, and Mr. Shah, and Ms. Stone, respectively. The PSUs are subject to market conditions. With respect to the market conditions relative to the PSUs, the amounts in the table represent the grant date fair value calculated using a Monte Carlo simulation in the following amounts: $652,669, $243,736, $94,781, $121,872, and $162,488 for Mr. Joffe, Mr. Lee, Mr. Schooner, and Mr. Shah, and Ms. Stone, respectively. We provide information regarding the assumptions used to calculate the value of stock awards and stock options made to the named executive officers in Notes 2 and 19 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 9, 2025. For more detail on these awards, see “Compensation Discussion and Analysis—Determining Executive Compensation—Fiscal 2025 Equity Grants.”

(4)	The following chart is a summary of the items that are included in the “All Other Compensation” totals for Fiscal 2025:

Name	Automobile Expenses	Insurance Premiums(1)	401K Employer's Contribution	Deferred Compensation Plan Employer's Contribution	Total
Selwyn Joffe	$18,000	$28,055	$6,835	$3,947	$56,837
David Lee	$—	$42,264	$9,337	$—	$51,601
Doug Schooner	$—	$42,264	$13,349	$—	$55,613
Kamlesh Shah	$—	$28,055	$9,368	$12,151	$49,574
Juliet Stone	$—	$42,264	$10,832	$—	$53,096

(1)	For all our named executive officers, these premiums include premiums for health insurance.

Fiscal 2025 Grants of Plan-Based Awards

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
Name	Grant Date	Threshold (50% of Target)	Target	Maximum (150% of Target)	Threshold (50%of Target)	Target	Maximum (150% of Target)	All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
Selwyn Joffe	06/21/2024				22,398	44,795	67,193		$387,477
Selwyn Joffe	06/21/2024							44,795	$299,679
Selwyn Joffe	11/25/2024				14,932	29,864	44,796		$265,192
Selwyn Joffe	11/25/2024							29,864	$208,749
Selwyn Joffe	06/03/2025	$496,954	$993,907	$1,490,861
David Lee	06/21/2024				8,365	16,729	25,094		$144,706
David Lee	06/21/2024							16,729	$111,917
David Lee	11/25/2024				5,576	11,152	16,728		$99,030
David Lee	11/25/2024							11,152	$77,952
David Lee	06/03/2025	$104,454	$208,908	$313,362
Doug Schooner	06/21/2024				3,253	6,505	9,758		$56,268
Doug Schooner	06/21/2024							6,505	$43,518
Doug Schooner	11/25/2024				2,169	4,337	6,506		$38,513
Doug Schooner	11/25/2024							4,338	$30,323
Doug Schooner	06/03/2025	$78,015	$156,029	$234,044
Kamlesh Shah	06/21/2024				4,183	8,365	12,548		$72,357
Kamlesh Shah	06/21/2024							8,365	$55,962
Kamlesh Shah	11/25/2024				2,788	5,576	8,364		$49,515
Kamlesh Shah	11/25/2024							5,575	$38,969
Kamlesh Shah	06/03/2025	$63,094	$126,187	$189,281
Juliet Stone	06/21/2024				5,576	11,152	16,728		$96,465
Juliet Stone	06/21/2024							11,153	$74,614
Juliet Stone	11/25/2024				3,718	7,435	11,153		$66,023
Juliet Stone	11/25/2024							7,435	$51,971
Juliet Stone	06/03/2025	$72,345	$144,690	$217,035

(1)
Except as otherwise noted, represents awards of PSUs that vest, subject to continued employment, based upon the actual performance of the Company's total shareholder return percentile rank relative to that of a peer group over a three-year performance period. For more information, see “Compensation Discussion and Analysis—Determining Executive Compensation— Fiscal 2025 Equity Grants.”

(2)
Represents awards of RSUs that vest over a three-year period, subject to continued employment. For more information see “Compensation Discussion and Analysis—Determining Executive Compensation— Fiscal 2025 Equity Grants.”

(3)
Amounts shown represent the grant date fair value calculated in accordance with ASC 718. The assumptions used with respect to the valuation of the equity awards are set forth in Notes 2 and 19 to the consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on June 9, 2025. The PSUs are subject to market conditions and the amounts in the table represent the grant date fair value calculated using a Monte Carlo simulation.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
On May 18, 2012, we entered into an employment agreement (the “2012 Employment Agreement”) with Mr. Joffe, which terminated and superseded Mr. Joffe’s previous employment agreement that was to expire on August 31, 2012. The 2012 Employment Agreement provided for Mr. Joffe to serve as our Chairman, President and Chief Executive Officer for a term expiring on August 31, 2015, unless extended or earlier terminated. Pursuant to the 2012 Employment Agreement, Mr. Joffe’s base salary was set at $600,000 per year, to be reviewed from time to time in accordance with our established procedures for adjusting salaries for similarly situated employees. The 2012 Employment Agreement also provided that Mr. Joffe was eligible to participate in our Annual Cash Incentive Plan, with a target bonus equal to 100% of Mr. Joffe’s salary (the “Annual Incentive Bonuses”).

In June 2014, the Company and Mr. Joffe entered into Amendment No. 1 to the 2012 Employment Agreement pursuant to which, effective as of July 1, 2014, (i) the last day of Mr. Joffe’s term of employment was changed from August 31, 2015, to July 1, 2019, and (ii) his base salary was increased from $600,000 to $700,000 per year. All other terms and conditions of the 2012 Employment Agreement remained the same. The 2012 Employment Agreement provided for the review of Mr. Joffe’s base salary from time to time. During Fiscal 2018, the Board approved Mr. Joffe’s base salary increase to $752,960 per annum.
In February 2019, the Company and Mr. Joffe entered into Amendment No. 2 to the 2012 Employment Agreement which, among other things, (i) changed the last day of Mr. Joffe’s term of employment from July 1, 2019, to July 1, 2023, (ii) provided that Mr. Joffe shall receive a long-term incentive compensation opportunity in the amount of no fewer than 75,000 shares of restricted stock on an annual basis for each of five fiscal years commencing with Fiscal 2019 (each such fiscal year a “Performance Cycle”), with the vesting of such restricted stock based on the achievement of specified performance measures set annually (the “Restricted Stock Awards”), (iii) made certain changes to the compensation paid to Mr. Joffe in the event that he terminates his employment with the Company following a breach by the Company or other good reason or is terminated by the Company without cause, and (iv) made certain changes to the compensation paid to Mr. Joffe in the event of a change of control of the Company.
In March 2020, the Company and Mr. Joffe entered into Amendment No. 3 to the 2012 Employment Agreement under which (i) Mr. Joffe agreed to not receive an annual Restricted Stock Award with respect to the Company’s fiscal year ending March 31, 2020, and instead increased his potential annual Restricted Stock Award for the next three fiscal years (ending March 31, 2021, March 31, 2022 and March 31, 2023), from 75,000 to 100,000 shares, (ii) the timing of each fiscal year’s Performance Cycle was slightly changed, to be on or as soon as practicable after the first date of the fiscal year, rather than prior to the start of each fiscal year, and (iii) the raw number of Restricted Stock that will be granted pursuant to Section 9(d) of the 2012 Employment Agreement, for each Performance Cycle commencing during the remainder of the Employment Term was changed from 50,000 to 66,667, to maintain the same percentage of the potential grant at two-thirds.
In May 2020, the Company and Mr. Joffe entered into Amendment No. 4 to the 2012 Employment Agreement which allowed Mr. Joffe to elect to defer payments of up to 50% of his base salary otherwise payable for that month, less required withholding, for each month starting in May 2020 through December 2020. Mr. Joffe deferred 50% of his base salary for the months of May 2020 – September 2020. Mr. Joffe elected to forgive the deferred salary.
In June 2021, the Company and Mr. Joffe entered into Amendment No. 5 to the 2012 Employment Agreement, pursuant to which, (i) the term of employment was extended one year from July 1, 2023, to July 1, 2024; (ii) Mr. Joffe’s base salary was increased to $828,256; and (iii) the Annual Cash Incentive Plan target bonus was set at 120% of Mr. Joffe’s salary.
In March 2023, the Company and Mr. Joffe entered into Amendment No. 6 to the 2012 Employment Agreement, pursuant to which the term of employment was extended for three years from July 1, 2024, to July 1, 2027.
The 2012 Employment Agreement as amended by Amendment No. 1 thereto, Amendment No. 2 thereto, Amendment No. 3 thereto, Amendment No. 4 thereto, Amendment No. 5 thereto, and Amendment No. 6 collectively is referred to below as the “Amended Employment Agreement.”
Pursuant to the Amended Employment Agreement, Mr. Joffe will also be eligible to receive annual awards under the 2022 Plan in such amounts as are determined by the Compensation Committee as administrator of the 2022 Plan in its sole and absolute discretion (the “Annual Awards”). Such awards may be in the form of options, restricted stock, RSUs, performance shares, PSUs or such other form of award as determined by the Compensation Committee as administrator of the 2022 Plan in its sole and absolute discretion. Pursuant to the Amended Employment Agreement, Mr. Joffe will also receive: (i) four weeks paid vacation each year during the term of the Amended Employment Agreement pursuant to our written vacation policy; (ii) a $1,500 monthly automobile allowance and payment by us of certain automobile-related expenses; (iii) during the term of the Amended Employment Agreement, if Mr. Joffe does not elect medical insurance coverage for himself and his eligible family through us, an allowance for such medical insurance in an amount equal to the cost which would have been incurred by us in supplying such coverage for Mr. Joffe and his eligible family; and (iv) $24,000 per year to be used by Mr. Joffe to purchase disability insurance for his benefit, which has been included as part of his Base Salary for at least the last five years, (the “Disability Insurance Payment” and, together with the benefits described in clauses (i), (ii) and (iii), the “Benefits”).

The Amended Employment Agreement terminates on the date of Mr. Joffe’s death, in which event his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his death shall be paid to his estate, and his estate shall assume certain of his rights as specified in the Amended Employment Agreement.
In the event that Mr. Joffe’s employment is terminated as result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, he will be entitled to receive his accrued salary and Annual Incentive Bonus, if any, reimbursable expenses and Benefits owing to him through the date of termination and payment of the benefits pursuant to any disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.
In the event that Mr. Joffe’s employment is terminated by us for Cause (as defined in the Amended Employment Agreement), we will be released from any and all further obligations under the Amended Employment Agreement, except that we will pay Mr. Joffe his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his termination.
In the event that Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) or Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement) outside the Change in Control Period (as defined below), then we will pay through the date which is two years after the termination date: (i) his salary as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which the Amended Employment Agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses and (v) vested but undistributed shares of common stock (see footnote (6) to the table in “Potential Payments Upon Termination or Change in Control Table” for further details regarding vesting).
If a Change in Control (as defined in the Amended Employment Agreement) occurs and Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement) or Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) within two years following a Change in Control (the “Change in Control Period”), then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this paragraph or the benefits described in the immediately preceding paragraph, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the Change in Control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the Change in Control occurs. The severance benefit will be paid to Mr. Joffe in a lump sum as soon as practicable, but no later than 30 days following the termination date.
In the event that the benefits provided for in the Amended Employment Agreement or otherwise payable to Mr. Joffe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Joffe will receive the greater of: (i) the largest portion, up to and including the total, of such benefits or (ii) the largest aggregate amount of such benefits that would result in no portion thereof being subject to excise tax under Section 4999 of the Code, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and excise tax under Section 4999 of the Code, results in Mr. Joffe’s receipt, on an after-tax basis, of the greatest amount of the benefit.
The Amended Employment Agreement prohibits Mr. Joffe during the term of the Amended Employment Agreement or at any time thereafter from using or disclosing to any third party any of our confidential information and trade secrets. Pursuant to the Amended Employment Agreement, during the term of the Amended Employment Agreement, Mr. Joffe is also prohibited from: (i) competing with us; or (ii) soliciting or inducing any creditor, customer, supplier, officer, executive or agent of us or any of our subsidiaries or affiliates to sever its relationship with or leave the employ of any such entities.
In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes information regarding equity awards granted to our named executive officers that remain outstanding as of March 31, 2025. Unless as otherwise noted below, all awards were granted under the Company’s 2022 Incentive Award Plan (“2022 Plan”).

	Option Awards					Stock Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)	Market Value of Shares or Units of Stock Unvested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)
Selwyn Joffe
	26,200(1)	—	—	$31.13	09/03/2025
	51,200(1)	—	—	$28.68	06/23/2026
	54,800(1)	—	—	$27.40	06/19/2027
	83,400(1)	—	—	$19.00	06/17/2028
	88,875(1)	—		$19.93	07/01/2029
	33,791(1)	—		$15.12	06/16/2030
	27,900	55,800(2)	—	$9.32	09/20/2033
						12,687(3)	$120,527
						44,795(4)	$425,553
						29,864(5)	$283,708
								13,964(6)	$132,658
								93,302(7)	$886,369
								67,193(8)	$638,329
								44,796(9)	$425,562
David Lee
	6,500(1)	—	—	$31.13	09/03/2025
	10,800(1)	—	—	$28.68	06/23/2026
	9,200(1)	—	—	$27.40	06/19/2027
	14,000(1)	—	—	$19.00	06/17/2028
	14,875(1)	—		$19.93	07/01/2029
	5,656(1)	—		$15.12	06/16/2030
	6,967	13,933(2)	—	$9.32	09/20/2033
						4,159(3)	$39,511
						16,729(4)	$158,926
						11,152(5)	$105,944
								4,578(6)	$43,491
								34,843(7)	$331,009
								25,094(8)	$238,388
								16,728(9)	$158,916
Doug Schooner
	5,600(1)	—	—	$31.13	09/03/2025
	9,000(1)	—	—	$28.68	06/23/2026
	7,100(1)	—	—	$27.40	06/19/2027
	5,000(1)	—	—	$19.00	06/17/2028
	6,250(1)	—		$19.93	07/01/2029
	2,376(1)	—		$15.12	06/16/2030
						1,579(3)	$15,001
						6,505(4)	$61,798
						4,338(5)	$41,211
								1,738(6)	$16,511
								13,550(7)	$128,725
								9,758(8)	$92,696
								6,506(9)	$61,802

	Option Awards					Stock Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)	Market Value of Shares or Units of Stock Unvested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)
Kamlesh Shah
	1,500(1)	—	—	$31.13	09/03/2025
	3,000(1)	—	—	$28.68	06/23/2026
	3,300(1)	—		$27.40	06/19/2027
	5,000(1)	—		$19.00	06/17/2028
	5,313(1)	—		$19.93	07/01/2029
	7,129(1)	—		$15.12	06/16/2030
	1,567	3,133(2)	—	$9.32	09/20/2033
						1,737(3)	$16,502
						8,365(4)	$79,468
						5,575(5)	$52,963
								1,912(6)	$18,164
								17,421(7)	$165,500
								12,548(8)	$119,201
								8,364(9)	$79,458
Juliet Stone
	14,300(1)	—	—	$17.12	09/10/2029
	7,129(1)	—		$15.12	06/16/2030
						2,579(3)	$24,501
						11,153(4)	$105,954
						7,435(5)	$70,633
								2,839(6)	$26,971
								23,229(7)	$220,676
								16,728(8)	$158,916
								11,153(9)	$105,949

(1)	This award was granted under the Company’s Fourth Amended and Restated 2010 Incentive Award Plan (the “2010 Plan”).
(2)	This award vests in three equal annual installments beginning on the first anniversary of the September 21, 2023 grant date, subject to continued employment through the applicable vesting date.
(3)
This award was granted under the 2010 Plan and vests in three equal annual installments beginning on the first anniversary of the June 20, 2022 grant date, subject to continued employment through the applicable vesting dates.

(4)	This award vests in three equal annual installments beginning on the first anniversary of the June 21, 2024 grant date, subject to continued employment through the applicable vesting date.
(5)	This award vests in three equal annual installments beginning on the first anniversary of the November 25, 2024 grant date, subject to continued employment through the applicable vesting date.
(6)
Represents PSUs granted under the 2010 Plan on June 20, 2022 that will vest upon the attainment of pre-determined performance metrics at the conclusion of a three-year performance period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on target performance. These awards vested on June 20, 2025 based on the achievement of 36.7% of the target performance.

(7)
Represents PSUs granted on June 19, 2023 that will vest if the Company's average closing stock price over 30 consecutive trading days equals or exceeds the stock price hurdle over a three-year period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on target performance. We are currently estimating that this award will vest at 100%.

(8)
Represents PSUs granted on June 21, 2024 that will vest based upon the actual performance of the Company's total shareholder return percentile rank relative to that of a peer group over a three-year performance period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on maximum performance. We are currently estimating that this award will vest at 150%.

(9)
Represents PSUs granted on November 25, 2024 that will vest based upon the actual performance of the Company's total shareholder return percentile rank relative to that of a peer group over a three-year performance period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on maximum performance. We are currently estimating that this award will vest at 150%.

Option Exercises and Stock Vested
The following table sets forth information regarding stock awards vested during Fiscal Year 2025 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Selwyn Joffe	—	$—	75,044	$677,047
David Lee	—	$—	27,664	$250,625
Doug Schooner	—	$—	11,680	$103,544
Kamlesh Shah	—	$—	12,961	$119,671
Juliet Stone	—	$—	17,404	$160,294

Nonqualified Deferred Compensation Plan
We maintain the Motorcar Parts of America, Inc. Amended and Restated Executive Deferred Compensation Plan (the “DCP”), an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees, including our named executive officers. Participants in the plan may elect to defer up to 100% of their gross cash compensation. We made matching contributions of 100% of each participant’s elective contributions to the plan, up to 3% of the participant’s compensation for the plan year. The plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution thereof in accordance with a participant’s previously made distribution elections. Individual account balances in the DCP are adjusted in accordance with deemed investment elections made by the participant using investment vehicles made available from time to time. Insurance annuity contracts provide funding for the plan; however, the annuity contracts are owned by us and remain subject to claims of our general creditors.
The following table sets forth certain information regarding contributions, earnings and account balances under our DCP, which provides for the deferral of compensation on a basis that is not-tax qualified, for each of the named executive officers for Fiscal 2025. Plan participants may elect to receive distributions under the DCP as lump sums or in installments. Mr. Joffe has elected to receive lump sum distributions in the case of death, disability or separation of service. Mr. Shah has elected to receive a lump-sum payment upon separation, change of control or disability. Ms. Stone has elected to receive payments over a two year period when she turns 55 years of age. A description of the other material terms and conditions of the DCP follows. Messrs. Lee and Schooner have elected not to participate in the DCP.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Selwyn Joffe	$6,690	$3,947	$3,088	$(39,069)	$16,404
David Lee	$—	$—	$—	$—	$—
Doug Schooner	$—	$—	$—	$—	$—
Kamlesh Shah	$12,151	$12,151	$18,788	$—	$262,514
Juliet Stone	$—	$—	$7,413	$—	$207,410

(1)
Executive Contributions in Last FY, shows the amount that the named executive officer elected to defer in Fiscal 2025 under the DCP. These amounts represent compensation earned by the named executive officers in Fiscal 2025 and are therefore also reported in the appropriate column in the Summary Compensation Table above.

(2)
Registrant Contributions in Last FY, shows the amounts credited in Fiscal 2025 as company contributions to the accounts of our named executive officers under the DCP. These amounts are also reported in the Summary Compensation Table above.

(3)
Aggregate Earnings in Last FY, shows the net amounts credited to the DCP accounts of our named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control Table
The following table provides an estimate of the potential payments available to each named executive officer upon a change in control, assuming they were terminated on March 31, 2025, the last business day of Fiscal 2025.

Benefit	Termination by Company for Cause(1)	Death(2)	Disability(3)	Voluntary Termination by Mr. Joffe for Good Reason or Termination by Company w/o Cause(4)	After Change in Control: Voluntary Termination by Mr. Joffe for Good Reason or Termination w/o Cause(5)	Change in Control with Involuntary Termination	Change in Control
Selwyn Joffe
Salary Contribution	$—	$—	$—	$1,656,512	$1,656,512	$—	$—
Bonus	$—	$—	$—	$1,931,162	$1,931,162	$—	$—
Executive Awards(6)	$—	$3,442,805	$3,442,805	$3,442,805	$1,492,545	$1,492,545	$1,950,260
Healthcare	$—	$—	$24,000	$56,110	$56,110	$—	$—
Automobile Allowance(7)	$—	$—	$—	$36,000	$36,000	$—	$—
Equity(8)	$—	$—	$—	$—	$—	$1,492,545	$1,950,260
David Lee
Equity(8)	$—	$—	$—	$—	$—	$480,235	$728,313
Doug Schooner
Equity(8)	$—	$—	$—	$—	$—	$134,520	$283,224
Kamlesh Shah
Equity(8)	$—	$—	$—	$—	$—	$196,859	$364,159
Juliet Stone
Equity(8)	$—	$—	$—	$—	$—	$228,057	$485,540

(1)	Upon a termination for cause, Mr. Joffe will be entitled to his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to him through the day of his termination.
(2)
Mr. Joffe’s employment term will end on the date of his death. Upon such event, Mr. Joffe’s estate will be entitled to receive his accrued salary, bonus, if any, benefits (including accrued but unused vacation time) and reimbursable expenses, owing to Mr. Joffe through the date of his death, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe’s estate will assume Mr. Joffe’s rights under our equity incentive plans and certain of his rights under his Amended Employment Agreement.

(3)
If during the employment term, Mr. Joffe is terminated by us as a result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, Mr. Joffe will be entitled to receive his accrued salary, bonus, if any, reimbursable expenses, benefits owing to Mr. Joffe through the date of termination, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe will be entitled to receive the benefits payable pursuant to a disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

(4)
Upon a termination by Mr. Joffe for good reason or by us without cause outside of the Change in Control Period, Mr. Joffe will be entitled to receive through two years after the termination date: (i) his salary at the annual rate as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which the Amended Employment Agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses, and (v) vested but undistributed shares of common stock granted.

(5)
If a change in control occurs and Mr. Joffe voluntarily terminates the Amended Employment Agreement for good reason or Mr. Joffe’s employment is terminated by us without cause within the Change in Control Period, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this footnote or the benefits described in the immediately preceding footnote, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date and vested but undistributed shares of restricted stock granted. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the change in control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the change in control occurs.

(6)
Upon the termination of his employment agreement, for any reason other than termination by us for cause or termination by Mr. Joffe without good reason, any equity awards made pursuant to Paragraph 5(f) of the Amended Employment Agreement (“Executive Awards”) which are not fully vested will immediately vest and remain exercisable by Mr. Joffe for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such Executive Award. The inherent value shown in the table is the fair value of all equity awards which were not fully vested at March 31, 2025, with performance-based awards vesting at target. Executive Awards include incentive stock options and nonqualified stock options, restricted stock, RSUs, performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units, SARs and cash awards. See footnote (8) below regarding the treatment of the Executive Awards in connection with a change in control.

(7)
Mr. Joffe is entitled to receive an automobile allowance in the amount of $1,500 per month for two years, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, are our responsibility.

(8)
Under the 2022 Plan and the 2010 Plan, if a holder of equity suffers an “Involuntary Termination” (as defined in the 2022 Plan or 2010 Plan, as applicable) after a change in control, all equity awards outstanding under such plan will vest, with performance-based awards vesting at target. Additionally, pursuant to the terms of the PSUs granted in Fiscal Years 2024 and 2025, upon a change in control, a number of PSUs will vest in an amount equal to the greater of (i) the target number of PSUs and (ii) the number of PSUs that vest based on the achievement of the applicable performance goals as of the change in control date. The inherent value shown in the table is the fair value of all equity awards which were not fully vested at March 31, 2025, with the PSUs granted in Fiscal Year 2025 vesting at maximum and all other performance-based awards vesting at target.

Pay Ratio
Pursuant to SEC rules, we are providing the following disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer.
Ratio for Fiscal 2025
The annual total compensation of our median employee (among all employees except for our Chief Executive Officer) was $13,247.73. Our Chief Executive Officer’s annual total compensation, as reported in the Total column of the 2025 Summary Compensation Table, was $3,232,021. Based on this information, a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (other than our Chief Executive Officer) was approximately 244:1.
Identification of Median Employee
We completed an analysis including, all Company subsidiaries, all over the world, including Asia. The population used for the pay ratio analysis was the entire global employee population as of March 31, 2025. We considered a total of 5,578 United States and non-United States employees in determining the median employee. For purposes of identifying the median employee, we utilized actual total cash compensation (as reflected in our payroll records) as the consistently applied compensation measure for all employees. All global compensation amounts were converted to USD using an average currency exchange rate over Fiscal 2025. We used a valid statistical sampling of employees that constitute a range of +/-1% around the median employee to select the actual employee represented in the ratio above. Every employee in this range worked at our Tijuana, Mexico facility.

Pay Versus Performance Table
The following table sets forth information concerning the compensation of our named executive officers (NEOs) for each of the fiscal years ended March 31, 2021, 2022, 2023, 2024, and 2025, and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Value of Initial Fixed $100 Investment Based on:
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)	Net Income ($M)	Cash from Operating Activities ($M)(4)
2025	$3,232,021	$3,988,342	$894,247	$1,069,950	$75	$264	($19)	$45
2024	$2,526,062	$2,450,091	$674,126	$668,556	$64	$258	($49)	$39
2023	$2,830,752	$69,201	$630,959	$364,826	$59	$234	($4)	($22)
2022	$4,334,649	$3,535,526	$776,186	$677,328	$142	$222	$7	($45)
2021	$4,674,829	$4,715,471	$627,465	$800,010	$179	$179	$21	$56

(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2025	Selwyn Joffe	David Lee, Doug Schooner, Juliet Stone, and Kamlesh Shah
2024	Selwyn Joffe	David Lee, Doug Schooner, Juliet Stone, and Kamlesh Shah
2023	Selwyn Joffe	David Lee, Richard Mochulsky, Doug Schooner, and Juliet Stone
2022	Selwyn Joffe	David Lee, Richard Mochulsky, Doug Schooner, and Juliet Stone
2021	Selwyn Joffe	David Lee, Richard Mochulsky, Doug Schooner, and Juliet Stone

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2025
Adjustments	PEO	Average Non- PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	($1,161,097)	($277,026)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$1,704,465	$406,667
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$0	$0
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$112,488	$16,679
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$100,465	$29,382
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	n/a	n/a
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	n/a	n/a
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	n/a	n/a
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY
	n/a	n/a
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	n/a	n/a
TOTAL ADJUSTMENTS	$756,321	$175,703

(2)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for performance-based RSU/RS awards (excluding any market-based awards), the same valuation methodology as RS/RSU awards above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; (iii) for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the applicable period and (iv) for stock options, a Black Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 and prior fiscal years.
(3)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Zacks Retail and Wholesale Auto Parts Index.
(4)
Cash from operating activities is a GAAP measure. An explanation of how the Company determines cash from operating activities is included in Appendix A and ties to the Company’s 8-K filing, of the press release to our earnings release made on June 9, 2025.

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) Cash from operating activities, in each case, for the fiscal years ended March 31, 2021, 2022, 2023, 2024, and 2025.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Net Income
$50
$30
$10
-$10
-$30
-$50
-$70
Net Income ($mm)
$5
$4
$3
$2
$1
$0
Compensation Actually Paid ($mm)
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
CAP - PEO
CAP - Other NEOs
Net Income

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended March 31, 2025:
•	Cash from Operating Activities;
•	Net Sales;
•	Relative Total Shareholder Return; and
•	Net Income after adjustments
For additional details regarding our most important financial performance measures, please see the introduction to our Compensation Discussion and Analysis (CD&A), as well as the sections titled “Actions Taken” and “Say on Pay Vote” elsewhere in this Proxy Statement.

2025 Director Compensation
We use a combination of cash and equity incentives to compensate our non-employee directors. Directors who are also our employees received no compensation for their service on our Board of Directors in Fiscal 2025. To determine the appropriate level of compensation for our non-employee directors, we take into consideration the significant amount of time and dedication required by the directors to fulfill their duties on our Board of Directors and Board of Directors committees as well as the need to continue to attract highly qualified candidates to serve on our Board of Directors. The information provided in the following table reflects the compensation received or earned by our directors for their service on our Board of Directors in Fiscal 2025.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
David Bryan	$70,729	$90,929	$161,658
Joseph Ferguson	$92,500	$90,929	$183,429
Philip Gay	$82,500	$90,929	$173,429
F. Jack Liebau, Jr	$44,347	$90,929	$135,276
Jeffrey Mirvis	$80,771	$90,929	$171,700
Anil Shrivastava	$—	$—	$—
Douglas Trussler	$62,500(2)	$—	$62,500
Patricia Warfield	$66,792	$90,929	$157,721
Barbara L. Whittaker	$72,500	$90,929	$163,429

(1)
Award amounts represent the aggregate grant date fair value of the RSUs granted to non-employee directors during Fiscal 2025 calculated in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the individual.. We provide information regarding the assumptions used to calculate all awards made to non-employee directors in Notes 2 and 19 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 9, 2025. These RSUs vest on the one-year anniversary date of the grant. As of March 31, 2025, (i) each of the non-employee directors, other than Mr. Trussler and Mr. Shrivastava, who did not hold any unvested stock awards, held 15,570 unvested shares subject to stock awards and (ii) none of the non-employee directors held unvested option awards. Mr. Trussler and Mr. Shrivastava waived receipt of their annual equity awards in Fiscal 2025.

(2)	Represents cash fees paid to Bison Capital Asset Management, LLC for Mr. Trussler’s service on the Board through March 31, 2025.
In Fiscal 2022, the Compensation Committee engaged WTW to complete an assessment of our Board of Director compensation package and they made certain recommendations as to changes in cash and equity which we implemented. Starting on September 13, 2021, each of our non-employee directors received annual compensation of $62,500 with no additional fees for attending Board of Directors or committee meetings. In addition, we pay: (i) Mr. Gay an additional $20,000 per year as Chair of our Audit Committee, (ii) Mr. Mirvis an additional $15,000 per year as Chair of our Compensation Committee, (iii) Ms. Whittaker an additional $10,000 per year as Chair of our Nominating and Corporate Governance Committee, and (iv) Mr. Ferguson an additional $20,000 per year as lead independent director. Non-Chair members of each committee receive the following retainer for their annual membership: Audit Committee: $10,000, Compensation Committee: $7,500 and Nominating and Corporate Governance Committee: $5,000.
In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors or Board of Directors committee meetings.
As of September 13, 2021, the Company no longer grants equity to directors upon their appointment to the Board of Directors, but increased the annual grant of RSUs from a grant date fair value of $65,000 to $100,000 for each year of service on our Board of Directors.
Indemnification of Executive Officers and Directors
Article Seven of our Restated Certificate of Incorporation provides, in part, that to the extent required by New York Business Corporation Law, or NYBCL, no director shall have any personal liability to us or our shareholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seven of our Restated Certificate of Incorporation.

Article Nine of our Amended and Restated Bylaws provide that we shall indemnify any person, by reason of the fact that such person is or was a director or officer of our Company or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at our request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
We may purchase and maintain insurance for our own indemnification and for that of our directors and officers and other proper persons as described in Article Nine of our Amended and Restated Bylaws. We maintain and pay premiums for directors’ and officers’ liability insurance policies.
We are incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.
Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.
Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.
The foregoing is only a summary of the described sections of the NYBCL and our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and is qualified in its entirety by the reference to such sections and charter documents.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of our Board of Directors determines the compensation of our officers and directors. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any members of our Board of Directors or our Compensation Committee is an executive officer.

Security Ownership of Certain Beneficial Owners And Management and Related Shareholder Matters
The following table sets forth, as of July 16, 2025, certain information as to the common stock ownership of each of our named executive officers, directors, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 19,352,135 shares of common stock outstanding as of July 16, 2025. Our common stock is not divided into classes and we do not have preferred stock.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable, or any other securities which will vest within 60 days of July 16, 2025, are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address of the shareholder is c/o Motorcar Parts of America, Inc. 2929 California Street, Torrance, CA 90503.

Name and address of Beneficial Shareholder	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Private Capital Management, LLC(2) 8889 Pelican Bay Boulvard, Suite 500, Naples, Florida 34108	2,501,546	12.9%
Bison Capital Partners(2) 233 Wilshire Blvd, Suite 425, Santa Monica, CA 90401	3,019,738	13.7
325 Capital LLC(2) 200 Park Avenue, 17th Floor, New York, NY 10016	2,018,795	10.4
Pacific Ridge Capital Partners LLC(2) 4900 Meadows Road, Suite 320, Lake Oswego, OR 97035	1,066,972	5.5
Donald Smith & Co., Inc.(2) 152 W. 57th Stree, #22, New York, NY 10019	1,024,058	5.3
Selwyn Joffe(3)	879,662	4.5
David Bryan	54,354	*
Joseph Edwin Ferguson	45,608	*
Philip Gay	65,154	*
David Lee(4)	122,921	*
F. Jack Liebau, Jr.	7,000	*
Jeffrey Mirvis	76,320	*
Doug Schooner(5)	64,282	*
Kamlesh Shah(6)	54,479	*
Anil Shrivastava	—	*
Juliet Stone(7)	45,221	*
Douglas Trussler	—	*
Patricia Warfield	21,174	*
Barbara Whittaker	42,559	*
Directors and executive officers as a group — 14 persons(8)	1,478,734	7.4%

*	Less than 1% of the outstanding common stock.
(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.
(2)
Based on information contained in filings made by such shareholders with the SEC as reported in each such shareholder’s most recent Schedule 13F filing. Since there may have been subsequent purchases or sales of securities, this information may not reflect the current holdings by these shareholders.

(3)
Includes 338,266 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan and 27,900 shares issuable upon exercise of currently exercisable options granted under the 2022 Plan.

(4)
Includes 61,031 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan and 6,967 shares issuable upon exercise of currently exercisable options granted under the 2022 Plan.

(5)	Includes 35,326 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(6)
Includes 25,242 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan and 1,567 shares issuable upon exercise of currently exercisable options granted under the 2022 Plan.

(7)	Includes 21,429 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(8)
Includes 481,294 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan and 36,434 shares issuable upon exercise of currently exercisable options granted under the 2022 Plan.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit our consolidated financial statements for the fiscal year ending March 31, 2026. Representatives of Ernst & Young LLP are expected to be present at the 2025 Annual Meeting of shareholders. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. Our Board of Directors believes it is appropriate to submit for ratification by our shareholders the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2026. Your ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2026, does not preclude the Audit Committee from terminating its engagement of Ernst & Young LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.
Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast and entitled to vote at the meeting. Votes cast include votes against but exclude abstentions and broker non-votes with respect to a nominee’s election, and abstentions and broker non-votes will have no effect on the election of any director.
The following table summarizes the total fees we paid to our independent certified public accountants, Ernst & Young LLP, for professional services provided during the following fiscal years ended March 31:

	2025	2024	2023
Audit Fees	$3,130,000	$3,089,000	$3,059,000
Tax Fees	392,000	449,000	438,000
All Other Fees	5,000	4,000	2,000
Total	$3,527,000	$3,542,000	$3,499,000

Audit fees in Fiscal 2025, 2024 and 2023 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements, (iii) audit of internal control over financial reporting, and (iv) statutory audits.
Tax fees in Fiscal 2025, 2024 and 2023 related primarily to the preparation of federal and state tax returns, transfer pricing, and federal and state examinations.
All Other fees consists of fees for services that are not included in the above categories and primarily includes fees for obtaining access to an online accounting research tool.
There were no Audit-Related Fees in Fiscal 2025, 2024, or 2023.
Preapproval Policies
Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit and non-audit related fees in Fiscal 2025, 2024, and 2023 were pre-approved by the Audit Committee.
The Board of Directors recommends that shareholders vote FOR this proposal.

Audit Committee Report
The following Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporate by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Audit Committee by reference therein.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, and the independent registered public accounting firm’s capabilities, technical expertise and knowledge of the Company’s operations and industry.
Based on this evaluation, the Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026. The members of the Audit Committee and the Board believe that due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, including significant matters in audit, it is in the best interests of the Company and its shareholders to continue retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board ask the shareholders, at the 2025 Annual Meeting, to ratify the appointment of the independent registered public accounting firm.
In performing its function, the Audit Committee has among other tasks:
•	Reviewed and discussed the audited financial statements of the Company as of and for the year ended March 31, 2025, with management and with the independent registered public accounting firm;
•
Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as other matters including the scope of the audit, the Company’s significant accounting policies, new accounting pronouncements and the critical audit matter addressed during the audit; and

•
Received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed, with the independent registered public accounting firm, their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2025, for filing with the SEC.
The above report is submitted on behalf of the members of the Audit Committee:
Philip Gay, Chair
Joseph Ferguson
F. Jack Liebau, Jr.
Anil Shrivastava.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Act, our shareholders are being asked to approve in an advisory resolution the compensation of our named executive officers as reported in this proxy statement. Our Board previously determined to provide our shareholders with the opportunity to vote on a non-binding, advisory basis, on our named executive officers’ compensation every year, and at our annual meeting of Shareholders held on September 14, 2023, our shareholders approved on a non-binding advisory basis having future advisory votes on the compensation of our named executive officers every year.
This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this proxy statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “MISCELLANEOUS - Shareholder Communications with Our Board.”
Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:
“RESOLVED, that the shareholders of Motorcar Parts of America, Inc. approve on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement.”
Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast and entitled to vote at the meeting. Votes cast include votes against but exclude abstentions and broker non-votes with respect to a nominee’s election, and abstentions and broker non-votes will have no effect on the election of any director.
The Board of Directors recommends that shareholders vote FOR this proposal.

MISCELLANEOUS
Shareholder Proposals
The Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2026 annual meeting of shareholders. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on March 31, 2026. Proposals should be addressed to Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.
Our Amended and Restated Bylaws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the next annual meeting of shareholders, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. As a result, proposals, including director nominations, submitted pursuant to the provisions of our Amended and Restated Bylaws must be received no earlier than May 7, 2026, nor later than June 6, 2026. Proposals should be addressed to Corporate Secretary, 2929 California Street, Torrance, California 90503 and include the information set forth in our Amended and Restated Bylaws. SEC Rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding the shareholder’s compliance with these deadlines.
Shareholder Communication with our Board
Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications, and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chair.
Shareholders who wish to nominate a director to the Board of Directors can utilize the Shareholder Proposal process above or the channels described in this section to provide information on their candidate. The Nominating and Corporate Governance Committee will review any submitted candidate according to their normal practice.
Other Matters
We are not aware of any matters other than those specifically referred to in this proxy statement that may be brought before the meeting. If any other matters or motions should properly come before the meeting, including a motion to postpone or adjourn the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.
Annual Report on Form 10-K
Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, as filed with the SEC on June 9, 2025, are being mailed to each shareholder of record together with this proxy statement.
Proxies
All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign, date and promptly return the enclosed form of Proxy or vote online using www.proxyvote.com.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be

“householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (i) notify your broker or (ii) direct your written request to: Motorcar Parts of America, Inc. Attn: Corporate Secretary, 2929 California Street, Torrance, California 90503, telephone: (310) 212-7910. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

By order of the Board of Directors

Glenn Burlingame,
Secretary
July 29, 2025

APPENDIX A
Motorcar Parts of America, Inc.
FY2025 Cash Bonus Performance Measurements
Net income after adjustments as discussed in earnings press release for Fiscal 2025:

Year Ended March 31, 2025
GAAP net loss	$(19,470,000)
Plus: income tax expense	3,783,000
GAAP net loss before income tax expense	$(15,687,000)

Non-cash items impacting GAAP net loss before income tax expense
Core and finished goods premium amortization	10,738,000
Revaluation - cores on customers' shelves	2,805,000
Share-based compensation expenses	3,877,000
Foreign exchange impact of lease liabilities and forward contracts	15,892,000
Change in fair value of compound net derivative liability	60,000

Cash items impacting GAAP net loss before income tax expense
Transition expenses, severance, and other	4,598,000
Tax effect(a)	(5,727,000)
Net income after adjustments	$16,556,000

(a)
Tax effect is calculated by applying an income tax rate of 35.0% to GAAP net loss before income tax expense, the foreign exchange impact of lease liabilities and forward contracts, change in fair value of compound net derivative liability, and transition expenses, while an income tax rate of 25% to the remaining items listed above; this rate may differ from the period's actual income tax rate.

Net Sales as discussed in earnings press release for Fiscal 2025:

Year Ended March 31, 2025
Net Sales	$757,354,000

Cash from Operating Activities for Fiscal 2025:

Year Ended March 31, 2025
Cash from operating activities	$45,477,000

A-1

MOTORCAR PARTS OF AMERICA, INC.
2929 CALIFORNIA STREET
TORRANCE, CA 90503
ATTN: JULIET STONE

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V77073-P35047 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTORCAR PARTS OF AMERICA, INC.

The Directors recommend a vote FOR all Nominees listed in Proposal 1, FOR approval of Proposal 2 and FOR approval of Proposal 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Selwyn Joffe	☐	☐	☐
1b. Dr. David Bryan	☐	☐	☐
1c. Joseph Ferguson	☐	☐	☐
1d. Philip Gay	☐	☐	☐
1e. F. Jack Liebau, Jr.	☐	☐	☐
1f. Jeffrey Mirvis	☐	☐	☐
1g. Anil Shrivastava	☐	☐	☐
1h. Douglas Trussler	☐	☐	☐
1i. Patricia (Tribby) W. Warfield	☐	☐	☐
1j. Barbara L. Whittaker	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending March 31, 2026.	☐	☐	☐
3. To vote on an advisory (non-binding) proposal to approve the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be held September 4, 2025.

The Proxy Statement and our 2025 Annual Report to Stockholders are available at www.proxyvote.com.

V77074-P35047

MOTORCAR PARTS OF AMERICA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MOTORCAR PARTS OF AMERICA, INC.

The undersigned hereby appoints Selwyn Joffe and Glenn Burlingame, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote all shares of the common stock, $0.01 par value per share, of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m. (PT) on **September 4, 2025** at the offices of the Company at 2929 California Street, Torrance, California 90503 and any and all adjournments or postponements thereof (the "Meeting"), on the proposals set forth below and any other matters properly brought before the Meeting.

Unless a contrary direction is indicated, this Proxy will be voted **FOR** all nominees listed in Proposal No. 1, **FOR** approval of Proposal No. 2 and **FOR** approval of Proposal No. 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to be voted at said Meeting heretofore earlier given by the undersigned are hereby revoked. Receipt of Notice of Stockholders Meeting and Proxy Statement dated July 24, 2025 is hereby acknowledged.

Continued and to be signed on reverse side